Exhibit 4.3

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER
THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Agreement”) dated as of June 15, 2018 (the “Second Amendment Effective Date”) is entered into among ESTABLISHMENT LABS HOLDINGS INC., a BVI business company, limited by shares and incorporated under the laws of the British Virgin Islands (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below).
RECITALS
WHEREAS, the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent have entered into that certain Credit Agreement dated as of August 24, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of October 31, 2017 and as further amended, restated, supplemented or modified from time to time prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders waive the Events of Default set forth in Exhibit A to this Agreement (such Events of Default, the “Existing Events of Default”);
WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended to provide for certain modifications of the terms of the Existing Credit Agreement, and that, as so amended, the Existing Credit Agreement for ease of reference be restated (after giving effect to this Agreement) in the form of Schedule 1 hereto; and
WHEREAS, the Lenders are willing to waive the Existing Events of Default and amend the Existing Credit Agreement, in each case, subject to the terms and conditions hereof;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Amendments. Effective as of the Second Amendment Effective Date:
(a)    The Existing Credit Agreement is hereby amended by this Agreement and for ease of reference restated (after giving effect to this Agreement) in the form of Schedule 1 hereto (the Existing Credit Agreement, as so amended by this Agreement, being referred to as the “Amended Credit Agreement”).
(b)    Exhibit E to the Existing Credit Agreement is hereby amended and restated to read, in its entirety, in the form of Schedule 2 hereto.
Except as expressly set forth above, all Exhibits to the Existing Credit Agreement will continue in their present forms as Exhibits to the Amended Credit Agreement.
2.    Waiver of Existing Events of Default. Subject to the other terms and conditions of this Agreement, the Lenders hereby waive the Existing Events of Default. The above shall not modify or affect the Loan Parties’ obligations to comply fully with the terms of the Credit Agreement or any other duty, term,

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condition or covenant contained in the Credit Agreement or any other Investment Document in the future. This waiver is limited solely to the Existing Events of Default, and nothing contained in this Agreement shall be deemed to constitute a waiver of any other rights or remedies the Administrative Agent or any Lender may have under the Credit Agreement or any other Investment Documents or under applicable Law.
3.    Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:
(a)    Agreement. Receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Loan Parties, the Lenders and the Administrative Agent;
(b)    Investor Rights Agreements and Share Purchase Agreements. Receipt by the Administrative Agent of an executed copy of each investor rights agreement and share purchase agreement entered into by the Borrower subsequent to the Funding Date;
(c)    Financial Statements. Receipt by the Administrative Agent of the audited financial statements and accompanying report and opinion of an independent certified public accountant of nationally recognized standing required by Section 7.01 of the Amended Credit Agreement (excluding, for the avoidance of doubt, the requirement that such report and opinion not be subject to any “going concern” or like qualification or exception) for the fiscal year ended December 31, 2017;
(d)    Capitalization Table. Receipt by the Administrative Agent of a current capitalization table of the Borrower as of the Second Amendment Effective Date, broken out to show each owner of the Borrower’s Class G and G-1 Equity Interests, in form and substance satisfactory to the Administrative Agent;
(e)    Motiva Nordica AB. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower setting forth the information required by Section 7.12(a) of the Existing Credit Agreement for Motiva Nordica AB, in form and substance reasonably satisfactory to the Administrative Agent;
(f)    Form S-1 Registration Statement and Related Correspondence. Receipt by the Administrative Agent of the Borrower’s current Form S-1 Registration Statement (together with any exhibits and amendments thereto) filed with the SEC and all related correspondence with the SEC; and
(g)    Legal Fees. Receipt by Moore & Van Allen PLLC, counsel to the Administrative Agent, of its fees and expenses incurred in connection with this Agreement and any forbearance agreement entered into prior to the Second Amendment Effective Date.
4.    Reaffirmation. Each of the Loan Parties acknowledges and reaffirms (a) that it is bound by all of the terms of the Investment Documents to which it is a party (including the ROFR Side Letter, which, for the avoidance of doubt, has an Available Amount (as defined therein) as of the Second Amendment Effective Date of $2,000,000) and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans. Furthermore, the Loan Parties acknowledge and confirm (i) that the Administrative Agent and the Lenders have performed fully all of their obligations under the Credit Agreement and the other Investment Documents and (ii) that by entering into this Agreement, the Administrative Agent and the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Credit Agreement or any of the other Investment Documents or any

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of their rights or remedies under such Investment Documents or any applicable Law or any of the obligations of the Loan Parties thereunder.
5.    Release. As a material part of the consideration for Administrative Agent and the Lenders entering into this Agreement, the Loan Parties agree as follows (the “Release Provision”):
(a)    By their respective signatures below, the Loan Parties hereby agree that the Administrative Agent, the Lenders, each of their respective Affiliates and the foregoing Persons’ respective officers, managers, members, directors, advisors, sub-advisors, partners, agents and employees, and their respective successors and assigns (hereinafter all of the above collectively referred to as the “Lender Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under or otherwise arising in connection with the Investment Documents on or prior to the Second Amendment Effective Date.
(b)    Each Loan Party hereby acknowledges, represents and warrants to the Lender Group that:
(i)    it has read and understands the effect of the Release Provision. Each Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.
(ii)    no Loan Party is acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Each Loan Party acknowledges that the Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.
(iii)    each Loan Party has executed this Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.
(iv)    the Loan Parties are the sole owners of the claims released by the Release Provision, and no Loan Party has heretofore conveyed or assigned any interest in any such claim to any other Person.
(c)    Each Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and the Lenders to enter into this Agreement. The Release Provision shall be in addition to any rights, privileges and immunities granted to the Administrative Agent and the Lenders under the Investment Documents.
6.    Miscellaneous.
(a)    The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Investment Documents, except as expressly modified by this Agreement, are hereby ratified

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and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.
(b)    Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the Loan Documents.
(c)    The Loan Parties hereby represent and warrant as follows:
(i)    each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement.
(ii)    this Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(iii)    no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement.
(iv)    (A) the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Investment Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (B) no event has occurred and is continuing which constitutes a Default or an Event of Default.
(d)    Each of the Loan Parties hereby affirms the Liens created and granted in the Loan Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and agrees that this Agreement does not adversely affect or impair such liens and security interests in any manner.
(e)    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
(f)    If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not

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be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(g)    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ESTABLISHMENT LABS HOLDINGS INC., a BVI business company incorporated under the laws of the British Virgin Islands

	By:	/s/ Juan Jose Chacon Quiros
Name: Juan Jose Chacon Quiros
Title: Director

GUARANTORS:	ESTABLISHMENT LABS SOCIEDAD ANONIMA, a Costa Rica corporation

	By:	/s/ Juan Jose Chacon Quiros
Name: Juan Jose Chacon Quiros
Title: Secretary

EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA, a Belgium besloten vennootschap met beperkte aansprakelijkheid

	By:	/s/ Juan Jose Chacon Quiros
Name: Juan Jose Chacon Quiros
Title: Manager

ESTABLISHMENT LABS BRASIL PRODUTOS PARA SAUDE LTDA., a Brazil limited liability company

	By:	/s/ Eddie de Oliveira
Name: Eddie de Oliveira
Title: Manager

JAMM TECHNOLOGIES, INC., a Delaware corporation

	By:	/s/ Salvador Dada Santos
Name: Salvador Dada Santos
Title: Secretary

MOTIVA USA LLC, a Delaware limited liability company

	By:	/s/ Juan Jose Chacon Quiros
Name: Juan Jose Chacon Quiros
Title: Director

ESTABLISHMENT LABS HOLDINGS INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

ADMINISTRATIVE AGENT:	MADRYN HEALTH PARTNERS, LP,
	By:	MADRYN HEALTH ADVISORS, LP, its General Partner

		By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

ESTABLISHMENT LABS HOLDINGS INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

LENDERS:	MADRYN HEALTH PARTNERS, LP,

	By:	MADRYN HEALTH ADVISORS, LP, its General Partner

		By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP,

	By:	MADRYN HEALTH ADVISORS, LP, its General Partner

			By:	/s/ Avinash Amin
			Name:	Avinash Amin
			Title:	Member

ESTABLISHMENT LABS HOLDINGS INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

EXHIBIT A
EXISTING EVENTS OF DEFAULT

1.
Failure to notify the Administrative Agent of information relating to Motiva Nordica AB (the “New Subsidiary”) within thirty (30) days of formation of such New Subsidiary, as required under Section 7.12 of the Existing Credit Agreement.

2.
Failure to put a Qualifying Control Agreement in place for deposit account number 4420043929 of Motiva USA, LLC held at Wells Fargo Bank for the period between January 19, 2018 and March 19, 2018, as required under Section 7.18 of the Existing Credit Agreement.

3.
The making of Investments by European Distribution Center Motiva BVBA in Establishment Labs Brasil Produtos Para Saude LTDA. in excess of the aggregate amount permitted under Section 8.02(c) of the Existing Credit Agreement. As of May 31, 2018 the aggregate amount of such Investments total $14,455,347, consisting of (a) $2,394,507 in the form of equity contributions from European Distribution Center Motiva BVBA, (b) $5,424,918 in the form of intercompany loans from European Distribution Center Motiva BVBA and (c) $6,635,922 in the form of inventory (the “Total Brazil Investments”).

4.	The incurrence of Indebtedness constituting a portion of the Total Brazil Investments not permitted under Section 8.03 of the Existing Credit Agreement.

5.
The making of the Total Brazil Investments by European Distribution Center Motiva BVBA in Establishment Labs Brasil Produtos Para Saude LTDA. in violation of Section 8.08 of the Existing Credit Agreement.

6.
The failure to timely provide statements, reports and notices (including board kits) made available to the Borrower’s Board of Directors or the holders of the Borrower’s Equity Interests between the Funding Date and February 19, 2018, as required by Section 7.02(e) of the Existing Credit Agreement.

7.
The failure to provide (when otherwise available) the report and opinion of an independent certified public accountant free from any “going concern” or like qualification or exception for the fiscal year ended December 31, 2017 as required by Section 7.01(a) of the Existing Credit Agreement.

SCHEDULE 1
AMENDED CREDIT AGREEMENT
See Attached.

SCHEDULE 1

CREDIT AGREEMENT
Dated as of August 24, 2017
among
ESTABLISHMENT LABS HOLDINGS INC.,
as the Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER,
as the Guarantors,
MADRYN HEALTH PARTNERS, LP,
as the Administrative Agent
and
THE LENDERS FROM TIME TO TIME PARTY HERETO

ARTICLE V. CONDITIONS PRECEDENT TO BORROWINGS		62
5.01	Condition to Effectiveness.	62
5.02	Conditions to Initial Extensions of Credit.	62
5.03	Conditions to all Borrowings.	66
5.04	Additional Conditions to Term C Borrowing.	67
ARTICLE VI. REPRESENTATIONS AND WARRANTIES		68
6.01	Existence, Qualification and Power.	68
6.02	Authorization; No Contravention.	68
6.03	Governmental Authorization; Other Consents.	68
6.04	Binding Effect.	68
6.05	Financial Statements; No Material Adverse Effect.	69
6.06	Litigation.	69
6.07	No Default.	70
6.08	Ownership of Property; Liens.	70
6.09	Environmental Compliance.	70
6.10	Insurance.	71
6.11	Taxes.	71
6.12	ERISA Compliance.	71
6.13	Subsidiaries and Capitalization.	73
6.14	Margin Regulations; Investment Company Act.	73
6.15	Disclosure.	73
6.16	Compliance with Laws.	74
6.17	Intellectual Property; Licenses, Etc.	75
6.18	Solvency.	77
6.19	Perfection of Security Interests in the Collateral.	77
6.20	Business Locations.	77
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act; Anti-Money Laundering Laws.	78
6.22	Material Contracts.	79
6.23	Regulatory Approvals.	79
6.24	Labor Matters.	81
6.25	EEA Financial Institutions.	81
6.26	Representations as to Foreign Loan Parties.	81
6.27	Royalty and Other Payments.	82
6.28	Non-Competes.	82
6.29	Internal Controls.	82
ARTICLE VII. AFFIRMATIVE COVENANTS		83
7.01	Financial Statements.	83
7.02	Certificates; Other Information.	84
7.03	Notices.	86

7.04	Payment of Obligations.	87
7.05	Preservation of Existence, Etc.	87
7.06	Maintenance of Properties	88
7.07	Maintenance of Insurance	88
7.08	Compliance with Laws.	88
7.09	Books and Records.	89
7.10	Inspection Rights.	89
7.11	Use of Proceeds.	89
7.12	Additional Subsidiaries.	90
7.13	ERISA Compliance.	90
7.14	Pledged Assets.	90
7.15	Compliance with Material Contracts.	91
7.16	Maintenance of Regulatory Approvals, Contracts, IP Rights, Etc.	91
7.17	Anti-Corruption Laws.	92
7.18	Cash Management.	92
7.19	Post-Closing Obligations.	93
7.20	Equity Issuances	93
ARTICLE VIII. NEGATIVE COVENANTS		94
8.01	Liens.	94
8.02	Investments.	96
8.03	Indebtedness.	97
8.04	Fundamental Changes.	99
8.05	Dispositions.	100
8.06	Restricted Payments.	100
8.07	Change in Nature of Business.	101
8.08	Transactions with Affiliates and Insiders.	101
8.09	Burdensome Agreements.	101
8.10	Use of Proceeds.	102
8.11	Payment of Other Indebtedness.	102
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.	102
8.13	Ownership of Subsidiaries.	103
8.14	Sale Leasebacks.	103
8.15	Sanctions; Anti-Corruption Laws.	103
8.16	Minimum Product Revenues.	103
8.17	Liquidity.	105
8.18	Modifications and Terminations of Material Contracts.	105
8.19	Inbound and Outbound Licenses.	105
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		106
9.01	Events of Default.	106

9.02	Remedies Upon Event of Default.	109
9.03	Application of Funds.	110
ARTICLE X. ADMINISTRATIVE AGENT		110
10.01	Appointment and Authority.	110
10.02	Rights as a Lender.	111
10.03	Exculpatory Provisions.	111
10.04	Reliance by Administrative Agent.	112
10.05	Delegation of Duties.	112
10.06	Resignation of Administrative Agent.	112
10.07	Non-Reliance on Administrative Agent and Other Lenders.	113
10.08	Administrative Agent May File Proofs of Claim.	113
10.09	Collateral and Guaranty Matters.	114
ARTICLE XI. MISCELLANEOUS		115
11.01	Amendments, Etc.	115
11.02	Notices and Other Communications; Facsimile Copies.	116
11.03	No Waiver; Cumulative Remedies; Enforcement.	117
11.04	Expenses; Indemnity; and Damage Waiver.	118
11.05	Payments Set Aside.	120
11.06	Successors and Assigns.	120
11.07	Treatment of Certain Information; Confidentiality.	124
11.08	Set-off.	124
11.09	Interest Rate Limitation.	125
11.10	Counterparts; Integration; Effectiveness.	125
11.11	Survival of Representations and Warranties.	125
11.12	Severability.	126
11.13	Replacement of Lenders.	126
11.14	Governing Law; Jurisdiction; Etc.	127
11.15	Waiver of Right to Trial by Jury.	128
11.16	Electronic Execution of Assignments and Certain Other Documents.	128
11.17	USA PATRIOT Act.	128
11.18	No Advisory or Fiduciary Relationship.	129
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	129
11.20	Funding Date.	130

v

SCHEDULES

2.01	Commitments and Applicable Percentages
7.19	Post-Closing Obligations
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B-1 Note
B-3	Form of Term B-2 Note
B-4	Form of Term B-3 Note
B-5	Form of Term C Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of August 24, 2017 among Establishment Labs Holdings Inc., a BVI business company, limited by shares and incorporated under the laws of the British Virgin Islands (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, as the Administrative Agent.
The Borrower has requested that the Lenders make term loan facilities available to the Borrower and certain equity investments in the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“510(k)” means (a) any premarket notification and corresponding FDA clearance for a Device pursuant to FDA regulations and all substantially equivalent or similar notifications, applications and clearances with respect to any other non-U.S. Regulatory Authority, including the EMA, and (b) all amendments, supplements and other additions and modifications thereto, and all documents, data and information which are necessary for, filed with, incorporated by reference in or otherwise support any of the foregoing.
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person or (c) any Product.
“Act” has the meaning set forth in Section 11.17.
“Administrative Agent” means Madryn Health Partners, LP, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Loan Parties and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.
“All-In-Yield” means, with respect to any Indebtedness, the all-in-yield thereof, and taking into account the interest rate (but without duplication of any applicable interest rate floor), interest rate margin, interest rate floors, original issue discount and upfront fees paid generally to all Persons providing such Indebtedness (with original issue discount and upfront fees being equated to interest (as reasonably determined by the Administrative Agent in a manner consistent with customary financial practice) based on a four year life to maturity), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that is not shared generally with all Persons providing such Indebtedness.
“Anti-Money Laundering Laws” has the meaning set forth in Section 6.21(d).
“Applicable Foreign Loan Party Documents” has the meaning set forth in Section 6.26(a).
“Applicable Margin” means eleven percent (11%) per annum.
“Applicable Percentage” means, with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Funding Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B-1 Facility, with respect to any Term B-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B-1 Facility represented by (i) at any time during the Term B-1 Availability Period, such Term B-1 Lender’s Term B-1 Commitments at such time and (ii) thereafter, the outstanding principal amount of such Term B-1 Lender’s Term B-1 Loans at such time, (c) in respect of the Term B-2 Facility, with respect to any Term B-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B-2 Facility represented by (i) at any time during the Term B-2 Availability Period, such Term B-2 Lender’s Term B-2 Commitments at such time and (ii) thereafter, the outstanding principal amount of such Term B-2 Lender’s Term B-2 Loans at such time, (d) in respect of the Term B-3 Facility, with respect to any Term B-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B-3 Facility represented by (i) at any time during the Term B-3 Availability Period, such Term B-3 Lender’s Term B-3 Commitments at such time and (ii) thereafter, the outstanding principal amount of such Term B-3 Lender’s Term B-3 Loans at such time and (e) in respect of the Term C Facility, with respect to any Term C Lender at any time, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time after the Term C Commitments have been established pursuant to Section 2.14, such Term C Lender’s unfunded Term C Commitment at such time plus the outstanding principal amount of such Term C Lender’s Term C Loans at such time and (ii) thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time. If the Commitments of all of the Lenders to make Loans have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Quarter” has the meaning set forth in Section 8.16(b)(i)(A).

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Strategic Investment” means an Acquisition or Investment designated by the Borrower as an “Approved Strategic Investment,” which designation must be approved by the Administrative Agent in its sole and absolute discretion; provided, that, if the Borrower would like to designate an Acquisition or Investment as an “Approved Strategic Investment,” the Borrower shall provide written notice to the Administrative Agent to that effect (including such other documents and certificates as the Administrative Agent shall require in connection therewith) and within ten (10) Business Days after receipt thereof, the Administrative Agent shall inform the Borrower by written notice whether it approves such Acquisition or Investment as an “Approved Strategic Investment.”
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banco Davivienda” means Banco Davivienda (Costa Rica) S.A.
“Banco Davivienda Documents” means, collectively, (a) that certain letter agreement dated as of May 26, 2017 between Establishment Labs Sociedad Anonima and Banco Davivienda, (b) that certain Mobile Guarantee on Inventories dated as of May 26, 2017 between Establishment Labs Sociedad Anonima and Banco Davivienda, (c) that certain Bill of Exchange dated as of May 26, 2017 executed by Establishment

Labs Sociedad Anonima in favor of Banco Davivienda and (d) all other certificates, agreements, documents and instruments related to the foregoing.
“Belgian Companies Code” means the Belgian Wetboek van Vennootschappen/Code des Sociétés, as amended from time to time.
“Belgian Loan Party” means any Loan Party that is organized under the laws of the Kingdom of Belgium.
“Belgian Share Pledge Agreement” means that certain share pledge agreement dated as of the Funding Date executed by the Administrative Agent, for the benefit of the Secured Parties, Establishment Labs Sociedad Anonima and the Borrower.
“Belgian Receivables Pledge Agreement” means that certain receivables pledge agreement dated as of the Funding Date executed by the Administrative Agent, for the benefit of the Secured Parties, and each of the Belgian Loan Parties.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof or any committee of managing members or managers thereof duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrowing” means a Term A Borrowing, a Term B-1 Borrowing, a Term B-2 Borrowing, a Term B-3 Borrowing or a Term C Borrowing, as the context may require, in each case, pursuant to Section 2.01.
“Brazilian Guarantor” means any Guarantor that is organized under the laws of the Federative Republic of Brazil.
“Brazilian Loan Party” means any Loan Party that is organized under the laws of the Federative Republic of Brazil.
“Brazilian Share Pledge Agreement” means that certain quota pledge agreement dated as of the Funding Date executed by the Administrative Agent, for the benefit of the Secured Parties, each of the Brazilian Loan Parties and each Loan Party that owns Equity Interests in any Brazilian Loan Party.
“Brazilian Receivables Pledge Agreement” means that certain receivables pledge agreement dated as of the Funding Date executed by the Administrative Agent, for the benefit of the Secured Parties, and each of the Brazilian Loan Parties.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Business IP Rights” means, at any time of determination, IP Rights owned by, licensed to, or otherwise authorized for use by any of the Loan Parties or any of their Subsidiaries at such time including, without limitation, the IP Rights listed on Schedule 6.17(b) to the Disclosure Letter.
“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.
“Business Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.
“BVI Loan Party” means any Loan Party that is organized under the laws of the British Virgin Islands.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States is pledged in support thereof;
(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(c)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(d)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;
(e)other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and
(f)solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is (x) a member of the Organization for Economic Cooperation and Development or (y) the British Virgin Islands, the Republic of Costa Rica, or the Federative Republic of Brazil, and, in each case, whose short-term commercial paper rating is at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P (any such bank being an “Approved Foreign Bank”) and maturing within one hundred eighty (180) days of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)at any time prior to a Qualifying IPO and for any reason whatsoever, the Holders shall cease to own and control, of record and beneficially, directly, (i) Equity Interests of the Borrower representing greater than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis or (ii) Equity Interests of the Borrower representing greater than fifty percent (50%) of the aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower; or
(b)at any time upon or after the consummation of a Qualifying IPO and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(c)during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors; or
(d)any “Change of Control” (or any comparable term) shall occur under any Permitted Senior Revolving Credit Document or any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount; or
(e)except as otherwise permitted under this Agreement, the Borrower shall cease to own and control, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests (other than directors’ qualifying shares or Equity Interests that are required to be held by another person in order to satisfy a foreign requirement of Law prescribing an equity owner resident in the local jurisdiction) of each of its Subsidiaries, free and clear of all Liens except Liens created by the Collateral Documents.
“Collateral” means a collective reference to all real and personal property (other than, for the avoidance of doubt, Excluded Property) with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent access to any Collateral stored or otherwise located thereon.
“Collateral Documents” means a collective reference to the Security Agreements, the Pledge Agreements, the Qualifying Control Agreements, the Collateral Access Agreements, the Mortgages, the Real Property Security Documents and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
“Commitment” means a Term A Commitment, a Term B-1 Commitment, a Term B-2 Commitment, a Term B-3 Commitment or a Term C Commitment, as the context may require.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Controlled Account” has the meaning set forth in Section 7.18(a).

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such first Person (or any other Person controlling such first Person) primarily for making equity investments in the Borrower or any other portfolio companies in the ordinary course of business.
“Convertible Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Borrower.
“Copyrights” means, collectively, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished), all tangible embodiments of the foregoing and all copyright registrations and applications, together with any and all (a) rights and privileges arising under applicable Law and international treaties and conventions with respect to the use of such copyrights, (b) reissues, renewals, continuations and extensions thereof and amendments thereto, (c) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present or future infringements thereof.
“Costa Rican Loan Party” means any Loan Party that is organized under the laws of the Republic of Costa Rica.
“Costa Rican IP Security Agreement” means the Costa Rican intellectual property pledge agreement/mobile guaranty dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by Establishment Labs Sociedad Anonima, a Costa Rica corporation, with respect to its Costa Rican intellectual property.
“Costa Rican Security Trust Agreement” means that certain security trust agreement (which, for the avoidance of doubt, shall include a pledge of the Equity Interests of each Subsidiary that is organized under the laws of the Republic of Costa Rica) dated as of the Funding Date by and among the Borrower, the Administrative Agent, each of the Costa Rican Loan Parties and the Trustee, for the benefit of the Secured Parties.
“Crown Predator” means CPH TU, LP, a Delaware limited partnership.
“Crown Predator Convertible Indebtedness” means the Indebtedness owing by the Borrower to Crown Predator pursuant to that certain Note and Warrant Purchase Agreement dated as of August 28, 2015 between the Borrower and Crown Predator, as amended, modified, extended, restated, replaced or supplemented from time to time, and as evidenced by (a) that certain Amended and Restated Convertible Secured Promissory Note dated as of September 14, 2016 executed by the Borrower in favor of Crown Predator in the original principal amount of $10,000,000, (b) that certain Amended and Restated Convertible Secured Promissory Note dated as of September 14, 2016 executed by the Borrower in favor of Crown Predator in the original principal amount of $3,000,000, (c) that certain Amended and Restated Convertible Secured Promissory Note dated as of September 14, 2016 executed by the Borrower in favor of Crown Predator in the original principal amount of $5,000,000, (d) that certain Amended and Restated Convertible Secured Promissory Note dated as of September 14, 2016 executed by the Borrower in favor of Crown Predator in the original principal amount of $1,840,000 and (e) that certain Convertible Secured Promissory Note dated as of September 14, 2016 executed by the Borrower in favor of Crown Predator in the original principal amount of $4,408,076.71.

“Cure Period” has the meaning set forth in Section 8.16(b)(i).
“Cure Right” has the meaning set forth in Section 8.16(b)(i).
“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.
“Debt Issuance Notice” has the meaning set forth in Section 2.13(a).
“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, (b) the Insolvency Act, 2003 of the British Virgin Islands, (c) the Commercial Code, Civil Code and Civil Procedure Code, in each case, of the Republic of Costa Rica and (d) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the British Virgin Islands, the Republic of Costa Rica, the Kingdom of Belgium, the Federative Republic of Brazil or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth in Section 2.06(b).
“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term B-1 Commitment, Term B-2 Commitment, Term B-3 Commitment or Term C Commitment, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (a) is intended for use in the diagnosis of disease, malady or other conditions or in the cure, mitigation, treatment or prevention of disease or malady, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (b) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (c) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.
“Device Clearance Application” means any premarket approval application submitted under Section 515 of the FDCA (21 U.S.C. § 360e) (a “PMA”), any de novo request submitted under Section 513(f) of the FDCA (21 U.S.C. § 360c(f)), or any 510(k) submitted under Section 510(k) of the FDCA (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FDCA, or any corresponding non-U.S. application in any other non-U.S. jurisdiction, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).
“Disclosure Letter” means that certain disclosure letter dated as of the Effective Date containing certain schedules delivered by the Loan Parties to the Administrative Agent (for the benefit of the Lenders) (as such schedules are supplemented from time to time in accordance with Section 7.02(a)).
“Disposition” or “Dispose” means the sale, transfer, license, lease, issuance or other disposition (including (x) any Sale and Leaseback Transaction and (y) any issuance by any Subsidiary of its Equity Interests, but excluding any issuance by the Borrower of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, including pursuant to exclusive distribution arrangements consistent with past practice, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, (i) if the transferor of such property is a Qualified Loan Party, (A) the transferee thereof must be a Qualified Loan Party or (B) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, and (ii) if the transferor of such property is a Loan Party that is not a Qualified Loan Party, (A) the transferee thereof must be a Loan Party or (B) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) granting licenses of intellectual property permitted by Section 8.19(b), (e) any Involuntary Disposition, (f) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (g) the abandonment or other disposition of IP Rights that are not material and are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, (h) licenses, sublicenses, leases or subleases (in each case, other than with respect to IP Rights or intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (i) dispositions of cash and Cash Equivalents, (j) to the extent constituting Dispositions, transactions permitted by Sections 8.02, 8.04 and 8.06 and Liens permitted by Section 8.01, (k) discounts of or forgiveness of accounts receivable or in connection with the collection or compromise thereof, in each case, in the ordinary course of business and (l) Permitted Sale and Leaseback Transactions.
“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the Facility Termination Date, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, at any time prior to the one hundred eighty-first (181st) day after the Maturity Date; provided, that, (x) any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the Maturity Date shall not constitute Disqualified Capital Stock to the extent that such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date and (y) only the portion of Equity Interests which so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, has such cash dividend, has such repurchase obligation or is so convertible or exchangeable, in each case, prior to the one hundred eighty-first (181st) day after the Maturity Date will be deemed to be Disqualified Capital Stock; provided, further, however, that if such Equity Interest is issued to any current or former employee, director or consultant or to any plan for the benefit of current or former employees, directors or consultants of the Borrower or any Subsidiary or by any such plan to such current or former employees, directors or consultants such Equity Interest will not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations, including tax withholding, or as a result of such current or former employee’s, director’s or consultant’s termination, death or disability.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the applicable Loan Party or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means August 24, 2017.
“Eligible Assets” means fixed or capital assets that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“EMA” means the European Medicines Agency or any successor entity.
“Employee Benefit Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholdings) or maintained outside the United States by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any of its Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA.
“Employee Benefit Non-US Plan Event” means (a) a failure to meet any minimum funding standards, pay any required installment or make any required contribution under any Employee Benefit Non-U.S. Plan, (b) the withdrawal or termination of any Employee Benefit Non-U.S. Plan resulting in material liability to the Borrower or any of its Subsidiaries, (c) the institution by any Governmental Authority of proceedings to terminate any Employee Benefit Non-U.S. Plan, (d) the imposition of material liability on the Borrower or any of its Subsidiaries due to the failure to comply with any applicable Law relating to any Employee Benefit Non-U.S. Plan, (e) the withdrawal by the Borrower or any of its Subsidiaries from any Employee Benefit Non-U.S. Plan resulting in material liability to the Borrower or any of its Subsidiaries, (f) any imposition by any Governmental Authority of any material tax, fine or penalty against the Borrower or any of its Subsidiaries due to the failure to comply with laws and regulations applicable to any Employee Benefit Non-U.S. Plan, (g) the assertion of any material claim against the Borrower or any of its Subsidiaries with respect to any Employee Benefit Non-U.S. Plan or (h) the imposition of any Lien on the assets of the Borrower or any of its Subsidiaries to secure obligations under any Employee Benefit Non-U.S. Plan.
“Environmental Laws” means any and all federal, state, provincial, territorial, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Equity Interests shall not include Convertible Indebtedness.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from any Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan (within the meaning of Sections 4203 and 4205 of ERISA, respectively) or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for any PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Effective Date as contemplated by Section 7.12, (a) any real property which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders, (b) (i) any leasehold interest of any Loan Party in real property and (ii) any fee owned real property which is subject to a Lien of the type described in Section 8.01(n), (c) solely with respect to any U.S. Loan Party, any personal property (including, without limitation, motor vehicles) of such U.S. Loan Party in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under federal law, (f) any Equity Interests in any Person that is not a Wholly Owned Subsidiary of a Loan Party, to the extent that the granting of a Lien thereon, or a security interest therein, is prohibited or requires the consent of another Person (that is not the Borrower or any Affiliate thereof), in each case, pursuant to the Organization Documents of such Person that is not a Wholly Owned Subsidiary; provided, that, in the event of the termination or elimination of any such prohibition or requirement for consent, to the extent sufficient to permit any such Equity Interests to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such Equity Interests shall be automatically and simultaneously granted under the applicable Collateral Document and such Equity Interests shall be included as Collateral, (g) solely with respect to any U.S. Loan Party, any General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code) of such U.S. Loan Party to the extent the grant of a security interest in such General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code) in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such U.S. Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in this clause (g) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition or right to terminate or accelerate or alter a U.S. Loan Party’s rights could not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable Law, General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code), to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible (as defined in the Uniform Commercial Code), permit, lease, license, contract or other Instrument (as defined in the Uniform Commercial Code) shall be automatically and simultaneously granted under the applicable Collateral Documents and such items shall be included as Collateral, (h) assets to the extent that pledges thereof, and security interests therein, are prohibited by applicable Law; provided, that, (i) any such limitation described in this clause (h) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and such assets shall be included as Collateral and (i) any real or personal property as to which (i) the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom or (ii) the Administrative Agent and the Borrower agree in writing that obtaining a security interest or perfection thereof would result in material adverse tax consequences to the Borrower or its Subsidiaries.
“Excluded Subsidiary” means (a) any Foreign Subsidiary, the perfected grant of a security interest in the assets of such Subsidiary in support of, and the guaranteeing of, the Obligations (i) would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Subsidiary (as reasonably determined by the Borrower with the consent of the Administrative Agent) or (ii) would result in material adverse tax consequences to the Borrower or its Subsidiaries (as reasonably determined by the Borrower with the consent of the Administrative Agent), (b) any other Foreign Subsidiary with respect to which (in the reasonable judgment of the Administrative Agent), the cost or other consequences of such Foreign Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom or (c) any Immaterial Subsidiary.
“Exclusivity Period” has the meaning set forth in Section 2.13(b).

“Existing Credit Agreement” means that certain Credit Agreement and Guaranty dated as of September 19, 2016 by and among the Borrower, certain of the Borrower’s subsidiaries from time to time party thereto and the lenders from time to time party thereto, as amended or modified from time to time.
“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, that, “Extraordinary Receipts” shall not include (x) cash payments received by or paid to or for the account of any Loan Party pursuant to a judgment, claim (including an insurance claim), settlement, cause of action or indemnification claim, to the extent such payments are in respect of any obligations owed by such Loan Party to a third party that is not an Affiliate of a Loan Party with respect to the underlying claim for which such judgment, claim, settlement, cause of action or indemnification claim arose and are applied to pay (or reimburse such Loan Party for payment on account of) such obligations and (y) any purchase price adjustment (other than working capital purchase price adjustments) pursuant to any acquisition agreement entered into after the Effective Date in connection with a Permitted Acquisition to the extent that the purchase price of such Permitted Acquisition was paid solely with Qualified Capital Stock or with the proceeds from the issuance of Qualified Capital Stock by the Borrower or a capital contribution to the Borrower.
“Facility” means the Term A Facility, the Term B-1 Facility, the Term B-2 Facility, the Term B-3 Facility or the Term C Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into thereunder.
“FDA” means the U.S. Food and Drug Administration and any successor entity.
“FDCA” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement
“Fee Letter” means that certain letter agreement dated as of the Funding Date, by and among the Borrower and the Administrative Agent.

“Flood Hazard Property” has the meaning set forth in the definition of “Real Property Security Documents”.
“Foreign Lender” has the meaning set forth in Section 3.01(c)(ii).
“Foreign Loan Party” means each Loan Party that is not a U.S. Loan Party.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money Indebtedness;
(c)the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d)all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(e)all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) obligations under deferred compensation plans), including, without limitation, any Earn Out Obligations;
(f)the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
(j)all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.
“Funding Date” means the date on which the conditions set forth in Section 5.02 have been satisfied.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) or required by any Governmental Authority, including any application or submission related to any of the foregoing.
“Governmental Authority” means the government of the United States, the British Virgin Islands, the Kingdom of Belgium, the Republic of Costa Rica, the Federative Republic of Brazil or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns; provided, that, in no event shall any Excluded Subsidiary be a Guarantor.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Healthcare Laws” means, collectively, all Laws applicable to the business of any Loan Party regulating the manufacturing, labeling, promotion and provision of and payment for healthcare products, items and services, including the Health Insurance Portability and Accountability Act of 1996, Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute;” Section 1877 of the Social Security Act, as amended and similar state laws; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute;” U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.); all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); the Medical Devices Regulations, 21 C.F.R. Part 812, and Parts 50, 54, and 56; all applicable labeling requirements addressed in the FDA’s Device Labeling Regulation (21 C.F.R. Part 801); all regulations with respect to the provision of Medicare and Medicaid programs and services (42 C.F.R. Chapter IV et seq.); and all regulations promulgated under or pursuant to any of the foregoing.
“HMT” has the meaning set forth in the definition of “Sanctions”.
“Holders” means, collectively, (a) the Persons set forth on Schedule 1.01(b) to the Disclosure Letter, (b) each natural relative who is a rightful heir of any of the foregoing holders described in clause (a) of this definition, (c) any trust maintained by or for the benefit of any of the foregoing holders and rightful heirs described in clauses (a) or (b) of this definition and (d) each Controlled Investment Affiliate of any holder specified in clause (a) of this definition.
“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (a) an Investigational Device Exemption as defined in the FDCA or any successor application or procedure filed with the FDA, (b) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of any of the foregoing pursuant to or under any non-U.S. country or regulatory jurisdiction, (d) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto and (e) all documents and correspondence with Institutional Review Boards, whether U.S. or non-U.S., or equivalent.
“Immaterial Subsidiary” means any Subsidiary that, as of any date of determination (a) for the four consecutive fiscal quarter period most recently ended prior to such date for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.01(a)(i) or (b), did not (together with its Subsidiaries) (i) generate Product Revenues in excess of five percent (5%) of Product Revenues (for the avoidance of doubt, for the Borrower and its Subsidiaries on a consolidated basis) for such four consecutive fiscal quarter period or (ii) together with all other Immaterial Subsidiaries at such time, generate Product Revenues in excess of ten percent (10%) of Product Revenues (for the avoidance of doubt, for the Borrower and its Subsidiaries on a consolidated basis) for such four consecutive fiscal quarter period and (b) did not have (together with its Subsidiaries) (i) total assets in excess of five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries at such date or (ii) together with all other Immaterial Subsidiaries at such time, total assets in excess of ten percent (10%) of consolidated total assets of the Borrower and its Subsidiaries at such date; provided, that, notwithstanding anything herein to the contrary, (x) in no event shall any Subsidiary that owns material Business IP Rights be deemed to be an Immaterial Subsidiary and (y) in no event shall any Subsidiary that has become a Guarantor in accordance with the terms of this Agreement be deemed to be an Immaterial Subsidiary.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all Funded Indebtedness;
(b)the Swap Termination Value of any Swap Contract;
(c)all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d)all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.
“Indemnitee” has the meaning set forth in Section 11.04(b).
“Information” has the meaning set forth in Section 11.07.
“Interest Payment Date” means, (a) the last day of each March, June, September and December; provided, that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day of such month; and (b) the Maturity Date.
“Interest Period” means, with respect to any Loan, (a) the period commencing on (and including) the applicable borrowing date of such Loan and ending on (and including) the last day of the calendar quarter in which such borrowing date occurs; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such quarter, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the last day of the calendar quarter following the calendar quarter in which the preceding Interest Period ended; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such quarter, and (y) the Maturity Date. Notwithstanding the foregoing, each Interest Period in effect as of the Second Amendment Effective Date shall end on (and include) the last day of the calendar quarter in which the Second Amendment Effective Date occurs; provided, that, if such last day is not a Business Day, each applicable Interest Period shall end on the first Business Day immediately preceding such last day of such quarter.
“Interest Rate” means, for any Interest Period, the sum of (a) the Applicable Margin plus (b) Three-Month LIBOR for such Interest Period; provided, that, at all times when a LIBOR Unavailability Period shall exist and be continuing, the “Interest Rate” shall equal the sum of (i) the total of (x) the Applicable Margin minus (y) one percent (1.00%) plus (ii) the Prime Rate.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2017, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986.
“Internal Revenue Service” means the United States Internal Revenue Service.
“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or Device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or Device), manufacture or composition of matter.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Documents” means, collectively, the Loan Documents, the Share Purchase Agreement and the ROFR Side Letter.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.
“IP Rights” means all Patents, Trademarks, Copyrights and Technical Information, whether registered or not, U.S. or non-U.S., Device Clearance Applications, Product Agreements, Product Authorizations or Regulatory Approvals, including (without limitation) all of the following:
(a)applications or registrations relating to such IP Rights;
(b)rights and privileges arising under any applicable Law with respect to such IP Rights;
(c)rights to sue for past, present or future infringements of such IP Rights; and
(d)rights of the same or similar effect or nature in any jurisdiction corresponding to such IP Rights throughout the world.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.
“JW Opportunities Warrant” means that certain Warrant Certificate dated as of September 30, 2016 issued by the Borrower in favor of JW Opportunities Master Fund, Ltd.
“JW Partners Warrant” means that certain Warrant Certificate dated as of September 30, 2016 issued by the Borrower in favor of JW Partners, LP.
“Key Person” means Juan José Chacón Quirós.

“Key Person Event” means that the Key Person at any time prior to a Qualifying IPO (a) (i) fails to hold the office of the Chief Executive Officer of the Borrower or fails to possess the power and authority typically associated with individuals holding the office of Chief Executive Officer, (ii) fails to be directly and actively involved in the day to day management and direction of the Borrower and its Subsidiaries or (iii) is not devoting his full working time and efforts to the business and affairs of the Borrower and its Subsidiaries and (b) an interim or permanent replacement for the Key Person is not approved by the Borrower’s Board of Directors (and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)) within one hundred twenty (120) days of the applicable failure described in the foregoing clause (a); provided, that, the Key Person may manage his personal investments and may engage in civic, educational, religious, charitable or other community activities, as long as such activities do not pose an actual or apparent conflict of interest and do not materially interfere with the Key Person’s performance of his full-time duties as Chief Executive Officer.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof or determinations thereunder by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their respective successors and assigns.
“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.
“LIBOR Screen Rate” has the meaning set forth in the definition of “Three-Month LIBOR”.
“LIBOR Successor Rate” has the meaning set forth in Section 3.05.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, Interest Rate or Three-Month LIBOR, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“LIBOR Unavailability Period” means a period, commencing on the date on which any of the events set forth in clauses (a), (b), (c) or (d) below occur and continuing through the earlier to occur of (x) the date on which no such conditions continue to exist and (y) the date on which a LIBOR Successor Rate is established:
(a)    adequate and reasonable means do not exist for ascertaining the LIBOR Screen Rate, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, or
(c)    loans currently being executed, or that include language similar to that contained in this definition and Section 3.05, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBOR Screen Rate, or
(d)    for any reason the LIBOR Screen Rate with respect to any Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquidity” means, as of any date, an amount equal to Unrestricted Cash as of such date.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B-1 Loan, a Term B-2 Loan, a Term B-3 Loan or a Term C Loan.
“Loan Documents” means this Agreement, each Note, each Joinder Agreement (or such other documents as the Administrative Agent shall reasonably request pursuant to Section 7.12 for such purpose), each Collateral Document, the Disclosure Letter, the Fee Letter, any intercreditor agreement entered into in connection with Permitted Senior Revolving Credit Indebtedness, each agreement entered into in accordance with the terms of Section 2.14 and any other agreement, instrument or document designated by its terms as a “Loan Document”; provided, that, for the avoidance of doubt, the Share Purchase Agreement, the ROFR Side Letter and any document related to the Share Purchase Agreement or the ROFR Side Letter (for the avoidance of doubt, other than any document described in the text preceding this proviso), in each case, shall not be “Loan Documents”.
“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial performance or condition, operations (including the financial results thereof), assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) an impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means all (a) employment agreements covering the management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, licenses of IP Rights or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, sales, distribution or supply agreements to which any Loan Party or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d) and (e) requiring payment of more than $500,000 in any year, and with respect to the preceding clause (f), requiring payment of more than $750,000 in any year, (g) any other Contract to which any Loan Party or any Subsidiary is a party that (i) relates to any Product or any Product Commercialization and Development Activity and (ii) is reasonably expected to (A) result in payments or receipts (including royalty, licensing or similar payments) made to any Loan Party or any of its Subsidiaries in an aggregate amount in excess of $750,000 in any period of twelve (12) consecutive months or (B) require payments or expenditures (including royalty, licensing or similar payments) made by any Loan Party or any of its Subsidiaries in an aggregate amount in excess of $750,000 in any period of twelve (12) consecutive months or (h) any other agreements or instruments to which any Loan Party or any Subsidiary is a party, and the breach, nonperformance, termination or cancellation of which, or the failure of which to renew, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
“Material IP Rights” means all Business IP Rights, whether owned or licensed as of the Effective Date, or acquired, developed or otherwise licensed or obtained by a Loan Party or any of their respective Subsidiaries after the Effective Date (x) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (y) that has a fair market value in excess of $750,000.
“Maturity Date” means June 30, 2023; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.
“Maximum Rate” has the meaning set forth in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means any Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipts, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Extraordinary Receipt consisting of insurance and condemnation proceeds, such proceeds to the extent applied to the repair or replacement of the applicable property within one (1) year after receipt thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Note” or “Notes” means the Term A Notes, the Term B-1 Notes, the Term B-2 Notes, the Term B-3 Notes or the Term C Notes, individually or collectively, as appropriate.
“Obligations” means (a) all advances to, and all debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any BVI business company, the certificate of incorporation and the memorandum and articles of association of such company, (c) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.
“Participant” has the meaning set forth in Section 11.06(d).
“Patents” means, collectively, all patents and all patent applications and registrations (whether issued, established or registered or recorded in the United States or any other country or any political subdivision thereof) and all tangible embodiments of the foregoing, together with any and all (a) rights and privileges arising under applicable Law and international treaties and conventions with respect to the use of any patents, (b) Inventions and improvements described and claimed therein, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world and (f) rights to sue for past, present or future infringements thereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.
“Perceptive Warrant” means that certain Warrant Certificate dated as of September 30, 2016 issued by the Borrower in favor of Perceptive Credit Holdings, LP.
“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party whether by purchase, merger or otherwise (whether in one or a series of related transactions); provided, that:
(a)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result therefrom;
(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Law and in conformity with all applicable governmental, shareholder and third party consents and approvals;
(c)in the case of an acquisition of Equity Interests of another Person, all of such Equity Interests shall be owned one hundred percent (100%) by such Loan Party or a Wholly Owned Subsidiary of such Loan Party, and such Loan Party shall take, or cause to be taken, each of the actions set forth in Section 7.12 and Section 7.14, if applicable, within the applicable time periods set forth therein;
(d)in the case of the Acquisition of assets, all assets acquired shall be owned by a Loan Party and such Loan Party shall take, or cause to be taken, within the time periods set forth in Section 7.14 and/or in the Collateral Documents, all necessary actions to comply with Section 7.14(b);
(e)such acquired Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets, a Product or a line of business or division) (i) shall be engaged or used, as the case may be, in (A) a similar or reasonably related business or line of business or (B) a business or line of business that is reasonably related or similar to those in which the Loan Parties and their respective Subsidiaries are engaged as of the Effective Date or (ii) shall have a reasonably related or similar customer base as the Loan Parties and their respective Subsidiaries;
(f)on a Pro Forma Basis after giving effect to such Acquisition, the Loan Parties and their respective Subsidiaries shall be in compliance with the financial covenants set forth in Sections 8.16 and 8.17 as of the last day of the four fiscal quarter period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.01(a)(i) or (b);
(g)in the case of an Acquisition of the Equity Interests of another Person, the Board of Directors of such other Person shall have duly approved such Acquisition;
(h)the purchase price (or equivalent consideration) for such Acquisition shall be paid only in cash or Qualified Capital Stock of the Borrower and (i) to the extent such purchase price is paid in cash, when taken together with all other Acquisitions consummated or effected for cash consideration since the Effective Date, does not exceed $2,000,000 in the aggregate, or (ii) to the extent such purchase price is paid in Qualified Capital Stock of the Borrower, when taken together with all other Acquisitions consummated or effected for Qualified Capital Stock consideration since the Effective Date, does not exceed the fair market value of $5,000,000 (with fair market value being determined in good faith by the Borrower’s Board of Directors at the time of the applicable Acquisition) in the aggregate; and
(i)the Loan Parties shall have provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Loan Parties or their respective Subsidiaries, as applicable, prior to such Acquisition, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail) disclosing the Borrower’s reasonable, good faith belief as to any contingent liabilities and prospective research and development costs associated with the Person or assets being acquired.
“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided, that, such extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness (other than by the aggregate amount of any fees and expenses incurred in connection with such refinancing and any reasonable premium paid in connection with such refinancing), (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Loan Parties and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate or equivalent yield which does not exceed the interest rate or equivalent yield of the Indebtedness being extended, renewed or replaced, (d) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being extended, renewed or replaced and (e) after giving effect to such extension, renewal or replacement, no Default or Event of Default shall have occurred (or would reasonably be expected to occur) as a result thereof.
“Permitted Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any Sale and Leaseback Transaction whereby such Loan Party or such Subsidiary shall sell fixed assets to any Person and thereafter rent or lease such fixed assets for the same or a similar purpose, in each case, entered into in connection with the incurrence by such Loan Party or Subsidiary of Indebtedness permitted by Section 8.03(e); provided, that, (a) such Sale and Leaseback Transaction shall be consummated within six (6) months of the purchase of the applicable fixed asset(s) (or, in the case of any such fixed assets owned by such Loan Party or such Subsidiary as of the Effective Date, within six (6) months of the Effective Date)

and (b) the fixed assets that are the subject of such Sale and Leaseback Transaction shall be financed with Indebtedness incurred in reliance on Section 8.03(e).
“Permitted Senior Revolving Credit Documents” means each agreement, instrument and document entered into by Establishment Labs Sociedad Anonima in connection with any Permitted Senior Revolving Credit Indebtedness, in each case in form and substance satisfactory to the Administrative Agent, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the intercreditor agreement entered into by the Administrative Agent in connection therewith.
“Permitted Senior Revolving Credit Indebtedness” means senior secured Indebtedness of Establishment Labs Sociedad Anonima which satisfies the following requirements: (a) the Loan Parties shall have delivered to the Administrative Agent and the Lenders the applicable Permitted Senior Revolving Credit Documents prior to incurrence of the Permitted Senior Revolving Credit Indebtedness thereunder, in each case certified by a Responsible Officer of Establishment Labs Sociedad Anonima, (b) the Administrative Agent shall have approved the financial institution providing such Permitted Senior Revolving Credit Indebtedness (each such financial institution, a “Permitted Senior Revolving Credit Lender”) and (c) no Loan Party nor any Subsidiary of a Loan Party (in each case, other than Establishment Labs Sociedad Anonima) shall Guarantee, or provide a Lien with respect to, such Indebtedness.
“Permitted Senior Revolving Credit Lender” has the meaning set forth in the definition of “Permitted Senior Revolving Credit Indebtedness.”
“Permitted Senior Revolving Credit Priority Collateral” has the meaning set forth in Section 8.03(g).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), and public or private, statutory or in addition to statutory requirements, maintained for employees of the Borrower or any of its Subsidiaries or any of their respective Affiliates, or any ERISA Affiliate or any such Plan to which the Borrower or any of its Subsidiaries or any of their respective Affiliates or any ERISA Affiliate is required to contribute, sponsor, maintain, or contribute on behalf of any of its employees.
“Pledge Agreements” means, collectively, the U.S. Pledge Agreements, the Brazilian Share Pledge Agreement and the Belgian Share Pledge Agreement.
“PMA” has the meaning set forth in the definition of “Device Clearance Application”.
“Prime Rate” means, with respect to any Interest Period, the fluctuating rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “prime rate” then in effect (or, if such source is not available for any reason, such alternative source as determined by the Administrative Agent) on the first Business Day of such Interest Period; provided, that, the “Prime Rate” initially shall be set on the first Business Day of the applicable LIBOR Unavailability Period for the Interest Period in which such LIBOR Unavailability Period commences.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and is Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by any Loan Party or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower.
“Product” means (a) those Devices set forth (and described in reasonable detail) on Schedule 1.01(a) to the Disclosure Letter and (b) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Loan Party or any Subsidiary, including any such Device currently in development.
“Product Agreement” means, with respect to any Product, any contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (a) any right, title or interest with respect to any Product Commercialization and Development Activities in respect of such Product or (b) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Commercialization and Development Activities with respect to such Product, including any contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.
“Product Assets” means, with respect to any Product, (a) any and all rights, title and interest of any Loan Party or any Subsidiary in any assets relating to such Product or any Product Commercialization and Development Activities with respect to such Product, (b) all Product Related Information with respect to such Product or any related Product Commercialization and Development Activities, (c) any Product Agreement related to such Product or any such Product Commercialization and Development Activities, (d) any IP Rights, Regulatory Approvals and similar assets with respect to such Product or any such Product Commercialization and Development Activities and (e) all rights, title and interests in any other property, tangible or intangible, manifesting or otherwise in respect of such Product or any such Product Commercialization and Development Activities, including, without limitation, inventory, accounts receivable or similar rights to receive money or payment pertaining thereto and all proceeds of the foregoing.
“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, PMAs, 510(k)s, Device Clearance Applications, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of or required by any applicable Regulatory Authority in each case necessary for the ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction, whether U.S. or non-U.S.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.
“Product Related Information” means, with respect to any Product, all materials and information owned or possessed by the Loan Parties or any of their respective Subsidiaries that is necessary or required for any Product Commercialization and Development Activities relating to such Product, including (a) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (b) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (c) litigation and dispute records, and accounting records, (d) all documents, records and files relating to IP Rights, including all correspondence from and to third parties (including IP Rights counsel and patent, trademark and other intellectual property registries, including the United States Patent and Trademark Office) and (e) all other information, techniques and know-how necessary or required in connection with the Product Commercialization and Development Activities for any Product.
“Product Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all amounts paid to and received by the Borrower and its Subsidiaries in the ordinary course of business that, in accordance with GAAP, would be classified as net revenue, excluding upfront payments, milestones, royalties and other similar one-time payments received by the Borrower and its Subsidiaries that are not related to the sale of products or services; provided, that, “Product Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.
“Proposed Term Sheet” has the meaning set forth in Section 2.13(b).
“Proposed Terms” has the meaning set forth in Section 2.13(b).
“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.
“Qualified Loan Party” means (a) any BVI Loan Party, (b) any Costa Rican Loan Party, (c) any U.S. Loan Party or (d) any Loan Party (other than any BVI Loan Party, Costa Rican Loan Party or U.S. Loan Party), that is organized in a jurisdiction (as designated by the Administrative Agent to the Borrower in writing): (i) that permits such Loan Party to grant to the Administrative Agent, for the benefit of the Secured Parties, Liens that are first priority and perfected in substantially all of the assets of such Loan Party (other than Excluded Property), pursuant to Section 7.14 and the Collateral Documents and (ii) the Laws of which, in the reasonable determination of the Administrative Agent, provide the Administrative Agent with the ability to enforce such Liens in a manner that is substantially equivalent to the ability to enforce Liens against a U.S. Loan Party.
“Qualifying Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Administrative Agent (or the Trustee), for the benefit of the Secured Parties, which agreement is in form and substance reasonably satisfactory to the Administrative Agent and which provides the Administrative Agent (or the Trustee, as applicable) with “control” (as such term is used in Article 9 of the Uniform Commercial Code) or dominion over the deposit account(s) or securities account(s) described therein.
“Qualifying IPO” means the issuance by the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act that results in gross proceeds to the Borrower of at least $40,000,000, and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.
“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (other than Excluded Property):
(a)a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;
(b)if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;
(c)ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;
(d)evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;
(e)if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;
(f)if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and
(g)if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.
“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.
“Referral Source” has the meaning set forth in Section 6.16(b).
“Register” has the meaning set forth in Section 11.06(c).
“Regulatory Approval” means any Governmental Approval relating to any Product or any Product Commercialization and Development Activities, including any Product Authorizations with respect thereto.
“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.
“Relativity Warrant” means that certain Warrant Certificate dated as of September 30, 2016 issued by the Borrower in favor of Relativity Healthcare Fund, LLC.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means a director, the chief executive officer, president, chief legal officer, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.02 or 7.12, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP, or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made in cash to holders of Convertible Indebtedness in excess of the original principal (or notional) amount thereof and interest thereon (and, to the extent not permissible to be satisfied with shares of common stock, customary redemption, mandatory conversion or similar premiums, if any).
“ROFR Side Letter” means that certain letter agreement dated as of the Funding Date by and between the Borrower and the Lenders from time to time party thereto with respect to the purchase of certain Equity Interests of the Borrower in connection with a sale of the Equity Interests of the Borrower.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), the Costa Rican Institute of Drugs or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Second Amendment Effective Date” means June 15, 2018.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders and the Indemnitees.
“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Security Agreements” means, collectively, the U.S. Security Agreement, the U.S. IP Security Agreement, the U.S. Deposit Account Security Agreement, the Belgian Receivables Pledge Agreement, Brazilian Receivables Pledge Agreement, the Costa Rican IP Security Agreement and the Costa Rican Security Trust Agreement.
“Share Purchase Agreement” means that certain Series F Share Purchase Agreement dated as of the Funding Date by and between the Borrower and the Lenders.
“Solvent” or “Solvency” means, with respect to (a) any BVI Loan Party as of a particular date, that on such date such BVI Loan Party is “solvent” as such term is determined under Section 8 of the Insolvency Act, 2003 of the British Virgin Islands and (b) any Person (including, for the avoidance of doubt, any BVI Loan Party) as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Cure Contribution” has the meaning set forth in Section 8.16(b)(i).
“Specified Deposit Account” has the meaning set forth in the U.S. Deposit Account Security Agreement.
“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, amalgamation, consolidation or otherwise or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.
“Standard Bodies” means applicable organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, the term “Swap Contract” shall not include (i) phantom stock, stock option plans or similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries or (ii) any option or warrant agreement for the purchase of Equity Interests of the Borrower.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Taxes” has the meaning set forth in Section 3.01(a).
“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Inventions, invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).
“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Effective Date is THIRTY MILLION DOLLARS ($30,000,000).

“Term A Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term A Loans of all Term A Lenders outstanding at such time.
“Term A Lender” means (a) at any time on or prior to the Funding Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Funding Date, any Lender that holds one or more Term A Loans at such time.
“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.
“Term A Note” has the meaning set forth in Section 2.09.
“Term B-1 Availability Period” means the period from and after October 31, 2017 (or such earlier date as may be agreed to by the Administrative Agent in its sole discretion) to the earliest of (a) June 30, 2019, (b) the date of termination of the Term B-1 Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B-1 Commitments pursuant to Section 9.02.
“Term B-1 Borrowing” means a borrowing consisting of simultaneous Term B-1 Loans made by each of the Term B-1 Lenders pursuant to Section 2.01(b)(i).
“Term B-1 Commitment” means, as to each Term B-1 Lender, its obligation to make a Term B-1 Loan to the Borrower pursuant to Section 2.01(b)(i), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-1 Commitments of all of the Term B-1 Lenders as in effect on the Effective Date is FIVE MILLION DOLLARS ($5,000,000).
“Term B-1 Facility” means, at any time, (a) on or prior to the funding of the Term B-1 Loans, the aggregate amount of the Term B-1 Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term B-1 Loans of all Term B-1 Lenders outstanding at such time.
“Term B-1 Lender” means (a) at any time on or prior to the funding of the Term B-1 Loans, any Lender that has a Term B-1 Commitment at such time and (b) at any time after the funding of the Term B-1 Loans, any Lender that holds one or more Term B-1 Loans at such time.
“Term B-1 Loan” means an advance made by any Term B-1 Lender under the Term B-1 Facility.
“Term B-1 Note” has the meaning set forth in Section 2.09.
“Term B-2 Availability Period” means the period from and after the Funding Date to the earliest of (a) June 30, 2019, (b) the date of termination of the Term B-2 Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B-2 Commitments pursuant to Section 9.02.
“Term B-2 Borrowing” means a borrowing consisting of simultaneous Term B-2 Loans made by each of the Term B-2 Lenders pursuant to Section 2.01(b)(ii).
“Term B-2 Commitment” means, as to each Term B-2 Lender, its obligation to make a Term B-2 Loan to the Borrower pursuant to Section 2.01(b)(ii), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-2 Commitments of all of the Term B-2 Lenders as in effect on the Effective Date is FIVE MILLION DOLLARS ($5,000,000).

“Term B-2 Facility” means, at any time, (a) on or prior to the funding of the Term B-2 Loans, the aggregate amount of the Term B-2 Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term B-2 Loans of all Term B-2 Lenders outstanding at such time.
“Term B-2 Lender” means (a) at any time on or prior to the funding of the Term B-2 Loans, any Lender that has a Term B-2 Commitment at such time and (b) at any time after the funding of the Term B-2 Loans, any Lender that holds one or more Term B-2 Loans at such time.
“Term B-2 Loan” means an advance made by any Term B-2 Lender under the Term B-2 Facility.
“Term B-2 Note” has the meaning set forth in Section 2.09.
“Term B-3 Availability Period” means the period from and after the Funding Date to the earliest of (a) June 30, 2019, (b) the date of termination of the Term B-3 Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B-3 Commitments pursuant to Section 9.02.
“Term B-3 Borrowing” means a borrowing consisting of simultaneous Term B-3 Loans made by each of the Term B-3 Lenders pursuant to Section 2.01(b)(iii).
“Term B-3 Commitment” means, as to each Term B-3 Lender, its obligation to make a Term B-3 Loan to the Borrower pursuant to Section 2.01(b)(iii), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-3 Commitments of all of the Term B-3 Lenders as in effect on the Effective Date is FIVE MILLION DOLLARS ($5,000,000).
“Term B-3 Facility” means, at any time, (a) on or prior to the funding of the Term B-3 Loans, the aggregate amount of the Term B-3 Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term B-3 Loans of all Term B-3 Lenders outstanding at such time.
“Term B-3 Lender” means (a) at any time on or prior to the funding of the Term B-3 Loans, any Lender that has a Term B-3 Commitment at such time and (b) at any time after the funding of the Term B-3 Loans, any Lender that holds one or more Term B-3 Loans at such time.
“Term B-3 Loan” means an advance made by any Term B-3 Lender under the Term B-3 Facility.
“Term B-3 Note” has the meaning set forth in Section 2.09.
“Term C Availability Period” means the period from and after the institution of the Term C Commitments pursuant to Section 2.14 to the earliest of (a) [June 30], 2020, (b) the date of termination of the Term C Commitments pursuant to Section 2.04 and (c) the date of termination of the Term C Commitments pursuant to Section 9.02.
“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).
“Term C Commitment” means, as to each Term C Lender, its obligation to make Term C Loans to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Term C Lenders shall not exceed TEN MILLION DOLLARS ($10,000,000.00).

“Term C Facility” means, at any time, (a) during the Term C Availability Period, the aggregate amount of the undrawn Term C Commitments and aggregate Outstanding Amount of the Term C Loans, if any, at such time and (b) thereafter, the aggregate Outstanding Amount of the Term C Loans of all Term C Lenders outstanding at such time.
“Term C Lender” means (a) during the Term C Availability Period, any Lender that has a Term C Commitment at such time and (b) at any time after the Term C Availability Period, any Lender that holds one or more Term C Loans at such time.
“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.
“Term C Note” has the meaning set forth in Section 2.09.
“Three-Month LIBOR” means, with respect to any Interest Period, a rate per annum equal to the greater of (x) one percent (1.00%) per annum and (y) the three-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (the “LIBOR Screen Rate”) (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), two (2) Business Days prior to the first Business Day of such Interest Period and rounded up to the nearest 1/16 of one percent (1.00%). The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.
“Threshold Amount” means $750,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the Outstanding Amount of all Loans of such Lender at such time.
“Trademarks” means, collectively, all trademarks (including service marks), slogans, logos, symbols, certification marks, collective marks, trade dress, uniform resource locators (URL's), domain names, corporate names and trade names, whether statutory or common law, whether registered or unregistered and whether established or registered in the United States or any other country or any political subdivision thereof, all registrations and applications for the foregoing and all tangible embodiments of the foregoing, together with, in each case, the goodwill symbolized thereby and any and all (a) rights and privileges arising under applicable Law and international treaties and conventions with respect to the use of any trademarks, (b) reissues, continuations, extensions and renewals thereof and amendments thereto, (c) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present and future infringements thereof.
“Trustee” means Intermanagement Costa Rica, Ltda., acting as fiduciary in the Costa Rican Security Trust Agreement.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means, at any time, the aggregate cash and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.
“U.S. Deposit Account Security Agreement” means the U.S. deposit account security agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured

Parties, by Establishment Labs Sociedad Anonima, a Costa Rica corporation, with respect to the Specified Deposit Account.
“U.S. IP Security Agreement” means the U.S. intellectual property security agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by Establishment Labs Sociedad Anonima, a Costa Rica corporation, with respect to its U.S. intellectual property.
“U.S. Loan Party” means any Loan Party that is organized under the laws of any state of the United States or the District of Columbia.
“U.S. Pledge Agreements” means, collectively, (a) the U.S. pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the U.S. Loan Parties and each of the BVI Loan Parties other than the Borrower and (b) the U.S. pledge agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Borrower.
“U.S. Security Agreement” means the U.S. security agreement dated as of the Funding Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the U.S. Loan Parties and the BVI Loan Parties.
“VAT” mean a consumption or value-added tax, including any similar Tax which may be imposed in place thereof from time to time.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person owns one hundred percent (100%) of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to the preceding clauses (a) or (b), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law). Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.
“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in any Investment Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions or determinations consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.
1.03    Accounting Terms.
(a)Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Loan Parties in accordance with accepted financial practice in the United States and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. The parties hereto acknowledge and agree that for purposes of all calculations hereunder, the principal amount of Convertible Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.
(b)Changes in GAAP. The Loan Parties will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change (or the implementation of any change) in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.
(d)Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the financial covenant set forth in Section 8.16(a) shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable period to which such calculation relates.
1.04    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.05    Belgian Terms.
All references herein in the context of Belgian law or a Belgian Loan Party to:
(a)a receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer includes any curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur judiciaire, ondernemingsbemiddelaar/médiateur d'entreprise, as applicable;

(b)a security interest includes any mortgage (hypotheek/hypothèque), mortgage mandate (hypothecair mandaat/mandat hypothécair), pledge (pand/nantissement), privilege (voorrecht/privilège), retention right (eigendomsvoorbehoud/droit de retention), any real surety (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);
(c)a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);
(d)a receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding includes any gerechtelijke reorganisatie/réorganisation judiciaire, vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, sluiting van een onderneming/fermeture d'enterprise and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);
(e)a writ or warrant of attachment or execution or similar process includes any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;
(f)a guaranty refers, only for the purpose of the Guaranty granted by the Belgian Loan Parties pursuant to Article IV, to the Belgian legal concept of a guarantee (“garantie / vrijwaring”) and not a surety (“borg / cautionnement”);
(g)organized under the laws of the Kingdom of Belgium means that such Loan Party has its principal place of business (voornaamste vestiging/établissement principal) in Belgium; and
(h)Organization Documents means the oprichtingsakte/acte constitutif, statuten/statuts and uittreksel van de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises.

ARTICLE II.
THE COMMITMENTS
2.01    Commitments.
(a)Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Funding Date in an aggregate amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.
(b)Term B-1 Borrowings, Term B-2 Borrowings and Term B-3 Borrowings.
(i)Term B-1 Borrowing. Subject to the terms and conditions set forth herein, each Term B-1 Lender severally agrees to make a single loan to the Borrower, in Dollars, at the request of the Borrower on any Business Day during the Term B-1 Availability Period, in an aggregate amount not to exceed such Term B-1 Lender’s Term B-1 Commitment; provided, that, the Administrative Agent shall have received (A) a Compliance Certificate pursuant to Section 7.02(a) certifying that Product Revenues were at least $25,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period most recently ended prior to the date of the Term B-1 Borrowing for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.01(a)(i) or (b) or (B) on or before the earlier of (1) November 29, 2017 and (2) the date on which the Loan Parties deliver to the Administrative Agent a Compliance Certificate pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2017, a certificate of a Responsible Officer of the Borrower certifying that Product Revenues are projected to have been at least $25,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period ending September 30, 2017 based on financial statements and projections reasonably satisfactory to the Administrative Agent. The Term B-1 Borrowing shall consist of Term B-1 Loans made simultaneously by the Term B-1 Lenders in accordance with their respective Term B-1 Commitments. Term B-1 Borrowings repaid or prepaid may not be reborrowed.
(ii)Term B-2 Borrowing. Subject to the terms and conditions set forth herein, each Term B-2 Lender severally agrees to make a single loan to the Borrower, in Dollars, at the request of the Borrower on any Business Day during the Term B-2 Availability Period, in an aggregate amount not to exceed such Term B-2 Lender’s Term B-2 Commitment; provided, that, (A) the Administrative Agent shall have received a Compliance Certificate pursuant to Section 7.02(a) certifying that Product Revenues were at least $30,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period most recently ended prior to the date of the Term B-2 Borrowing for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.01(a)(i) or (b) and (B) the Borrower shall have drawn the full amount of the Term B-1 Facility pursuant to Section 2.01(b)(i) prior to the date of the Term B-2 Borrowing. The Term B-2 Borrowing shall consist of Term B-2 Loans made simultaneously by the Term B-2 Lenders in accordance with their respective Term B-2 Commitments. Term B-2 Borrowings repaid or prepaid may not be reborrowed.
(iii)Term B-3 Borrowing. Subject to the terms and conditions set forth herein, each Term B-3 Lender severally agrees to make a single loan to the Borrower, in Dollars, at the request of the Borrower on any Business Day during the Term B-3 Availability Period, in an aggregate amount not to exceed such Term B-3 Lender’s Term B-3 Commitment; provided, that, (A) the Administrative Agent shall have received a Compliance Certificate pursuant to Section 7.02(a) certifying that Product Revenues were at least $35,000,000 (without giving effect to any Cure Right) for the four consecutive fiscal quarter period most recently ended prior to the date of the Term B-3 Borrowing for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.01(a)(i) or (b) (provided, that, in order to use a Compliance Certificate delivered in connection with financial statements delivered pursuant to Section 7.01(b) for the first fiscal quarter of any fiscal year of the Borrower for this purpose, the Borrower must have previously delivered the financial statements required pursuant to Section 7.01(a)(i) for the prior fiscal year to the Administrative Agent) and (B) the Borrower shall have drawn the full amount of the Term B-1 Facility and Term B-2 Facility pursuant to Sections 2.01(b)(i) and (ii), respectively, prior to the date of the Term B-3 Borrowing. The Term B-3 Borrowing shall consist of Term B-3 Loans made simultaneously by the Term B-3 Lenders in accordance with their respective Term B-3 Commitments. Term B-3 Borrowings repaid or prepaid may not be reborrowed
(c)Term C Borrowings. Subject to Section 2.14 and the other terms and conditions set forth herein, each Term C Lender severally agrees to make up to four (4) loans to the Borrower, in Dollars, during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment. Each Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.
2.02    Borrowings.
(a)Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. (x) on the Effective Date in the case of the Term A Borrowing, (y) at least ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of the requested date of such Borrowing in the case of the Term B-1 Borrowing or (z) at least fifteen (15) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) in advance of the requested date of such Borrowing (other than the Term A Borrowing and the Term B-1 Borrowing). Each Loan Notice shall specify (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the applicable Facility under which the Borrower is requesting such Borrowing and (iii) the principal amount of Loans to be borrowed. The Borrowing of Term A Loans shall be in an aggregate principal amount of $30,000,000. The Borrowing of Term B-1 Loans shall be in an aggregate principal amount of $5,000,000. The Borrowing of Term B-2 Loans shall be in an aggregate principal amount of $5,000,000. The Borrowing of Term B-3 Loans shall be in an aggregate principal amount of $5,000,000. Each Borrowing of Term C Loans shall be in an aggregate principal amount of $2,500,000.
(b)Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 and Section 5.04 (and, if such Borrowing is the initial Borrowing, Section 5.01 and Section 5.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.
2.03    Prepayments.
(a)Voluntary Prepayments. Subject to the payment of any prepayment premium as required under Section 2.03(d) and any other fees or amounts payable hereunder at such time, the Borrower may, upon notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment, (ii) any such prepayment shall only be made on an Interest Payment Date (it being understood that the requirement set forth in this sub-clause (ii) shall not be applicable to any voluntary prepayment in full of the aggregate Outstanding Amount of the Loans in connection with a Facility Termination Date) and (iii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, any such notice of prepayment may indicate that such prepayment is conditioned upon the consummation of a refinancing of this Agreement, capital raising or a particular Disposition or the occurrence of a Change of Control and may be revoked by the Borrower in the event such refinancing or other transaction is not consummated, and if so revoked, such prepayment shall not be due and payable. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment premium required under Section 2.03(d) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied (x) with respect to any such prepayment on or prior to [June 30, 2021], ratably to the Term A Facility, the Term B-1 Facility, the Term B-2 Facility, the Term B-3 Facility and the Term C Facility and (y) with respect to any such prepayment after [June 30, 2021], ratably to the Term A Facility, the Term B-1 Facility, the Term B-2 Facility, the Term B-3 Facility and the Term C Facility and to the principal repayment installments thereof on a pro rata basis. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(b)Mandatory Prepayments.
(i)Dispositions and Involuntary Dispositions. The Borrower shall promptly (and in any event, within five (5) Business Days) prepay the Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions received by any Loan Party or any Subsidiary; provided, that, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of Net Cash Proceeds derived from all such Dispositions or Involuntary Dispositions in any fiscal year is equal to or greater than $500,000 (and then only in excess of such amount) and (B) if, at the election of the Borrower, such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in Eligible Assets within three hundred sixty five (365) days of the date of such Disposition or Involuntary Disposition; provided, further, that, for purposes of the foregoing clause (B), if such Net Cash Proceeds shall have not been so reinvested by the end of such period, such Net Cash Proceeds shall be immediately applied to prepay the Loans. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.
(ii)Extraordinary Receipts.     The Borrower shall promptly (and, in any event, within five (5) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of Net Cash Proceeds derived from all such Extraordinary Receipts in any fiscal year is equal to or greater than $500,000 (and then only in excess of such amount) and (B) if, at the election of the Borrower, such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in Eligible Assets within three hundred sixty five (365) days of the date of receipt thereof; provided, further, that, for purposes of the foregoing clause (B), if such Net Cash Proceeds shall have not been so reinvested by the end of such period, such Net Cash Proceeds shall be immediately applied to prepay the Loans. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.
(iii)Debt Issuance. The Borrower shall immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv)Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, prepayment premium required by Section 2.03(d), accrued interest and principal. Each such prepayment shall be applied (x) with respect to any such prepayment on or prior to June 30, 2021, ratably to the Term A Facility, the Term B-1 Facility, the Term B-2 Facility, the Term B-3 Facility and the Term C Facility and (y) with respect to any such prepayment after June 30, 2021, ratably to the Term A Facility, the Term B-1 Facility, the Term B-2 Facility, the Term B-3 Facility and the Term C Facility and to the principal repayment installments thereof on a pro rata basis. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(c)Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days’ prior written notice from the Borrower to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(d) plus all other Obligations. Each such direction or notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, any such notice of prepayment may indicate that such prepayment is conditioned upon the occurrence of such Change of Control and may be revoked by Borrower in the event such transaction is not consummated, and if so revoked, such prepayment shall not be due and payable. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(d)Prepayment Premiums. If all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 2.03, Article IX (whether by acceleration or otherwise) or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to March 31, 2021, twenty percent (20.00%) of the principal amount of the Loans prepaid or required to be prepaid, (ii) with respect to any prepayment paid or required to be paid after March 31, 2021 but on or prior to March 31, 2022, fifteen percent (15.00%) of the principal amount of the Loans prepaid or required to be prepaid, and (iii) with respect to any prepayment paid or required to be paid thereafter, ten percent (10.00%) of the principal amount of the Loans prepaid or required to be prepaid.
2.04    Termination or Reduction of Commitments.
(a)Voluntary. The Borrower may, upon notice to the Administrative Agent during the Term B-1 Availability Period with respect to the Term B-1 Facility, during the Term B-2 Availability Period with respect to the Term B-2 Facility, during the Term B-3 Availability Period with respect to the Term B-3 Facility and during the Term C Availability Period with respect to the Term C Facility, terminate in full the Commitments under any Facility, or from time to time permanently reduce the Commitments under any Facility; provided, that: (i) any such notice shall be received by the

Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, further, that, any such notice of termination or reduction may indicate that such termination or reduction is conditioned upon the consummation of a refinancing of this Agreement, capital raising or a particular Disposition or the occurrence of a Change of Control and may be revoked by the Borrower in the event such refinancing or other transaction is not consummated, and if so revoked, such termination or reduction shall not be due and payable. Upon any termination or reduction of the Commitments under a Facility, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.
(b)Mandatory. The Commitments under the Term A Facility shall be automatically and permanently reduced to zero on the date of the Borrowing under such Facility pursuant to Section 2.01. The Commitments under the Term B-1 Facility, the Term B-2 Facility and the Term B-3 Facility shall be automatically and permanently reduced to zero on the earlier of (x) the date of the Borrowing under such Term B-1 Facility, Term B-2 Facility or Term B-3 Facility, as applicable, pursuant to Section 2.01 and (y) the date that the Term B-1 Availability Period, Term B-2 Availability Period or the Term B-3 Availability Period, as applicable, shall end. The Term C Commitments shall be automatically and permanently reduced to zero on the earlier to occur of (x) the Borrower makes a fourth (4th) Term C Borrowing and (y) the Term C Availability Period shall end. Upon any reduction of the Commitments under a Facility, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.
2.05    Repayment of Loans.
(a)Term A Facility.
The Borrower shall repay the outstanding principal amount of the Term A Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term A Facility Outstanding on June 30, 2021)
September 30, 2021	12.5%
December 31, 2021	12.5%
March 31, 2022	12.5%
June 30, 2022	12.5%
September 30, 2022	12.5%
December 31, 2022	12.5%
March 31, 2023	12.5%
Maturity Date	Outstanding Principal Balance of Term A Loans

provided, however, that, (x) the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.
(b)Term B-1 Facility.
The Borrower shall repay the outstanding principal amount of the Term B-1 Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term B-1 Facility Outstanding on June 30, 2021)
September 30, 2021	12.5%
December 31, 2021	12.5%
March 31, 2022	12.5%
June 30, 2022	12.5%
September 30, 2022	12.5%
December 31, 2022	12.5%
March 31, 2023	12.5%
Maturity Date	Outstanding Principal Balance of Term B-1 Loans
provided, however, that, (x) the final principal repayment installment of the Term B-1 Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B-1 Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.
(c)Term B-2 Facility.
The Borrower shall repay the outstanding principal amount of the Term B-2 Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term B-2 Facility Outstanding on June 30, 2021)
September 30, 2021	12.5%
December 31, 2021	12.5%
March 31, 2022	12.5%
June 30, 2022	12.5%
September 30, 2022	12.5%
December 31, 2022	12.5%
March 31, 2023	12.5%
Maturity Date	Outstanding Principal Balance of Term B-2 Loans
provided, however, that, (x) the final principal repayment installment of the Term B-2 Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B-2 Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.
(d)Term B-3 Facility.
The Borrower shall repay the outstanding principal amount of the Term B-3 Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term B-3 Facility Outstanding on June 30, 2021)
September 30, 2021	12.5%
December 31, 2021	12.5%
March 31, 2022	12.5%
June 30, 2022	12.5%
September 30, 2022	12.5%
December 31, 2022	12.5%
March 31, 2023	12.5%
Maturity Date	Outstanding Principal Balance of Term B-3 Loans
provided, however, that, (x) the final principal repayment installment of the Term B-3 Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B-3 Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.
(e)Term C Facility.
The Borrower shall repay the outstanding principal amount of the Term C Loans in installments on the dates set forth below, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Principal Amount of Term C Facility Outstanding on June 30, 2021)
September 30, 2021	12.5%
December 31, 2021	12.5%
March 31, 2022	12.5%
June 30, 2022	12.5%
September 30, 2022	12.5%
December 31, 2022	12.5%
March 31, 2023	12.5%
Maturity Date	Outstanding Principal Balance of Term C Loans
provided, however, that, (x) the final principal repayment installment of the Term C Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term C Loans outstanding on such date and (y) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day.
2.06    Interest.
(a)Pre-Default Rate. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Interest Rate for such Interest Period.
(b)Default Rate. (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Interest Rate for the applicable Interest Period plus four percent (4.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.
(c)Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
The Borrower shall pay to the Administrative Agent and the Lenders, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.08    Computation of Interest.
All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.
2.09    Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (ii) in the case of the Term B-1 Loans, be in the form of Exhibit B-2 (a “Term B-1 Note”), (iii) in the case of the Term B-2 Loans, be in the form of Exhibit B-3 (a “Term B-2 Note”), (iv) in the case of the Term B-3 Loans, be in the form of Exhibit B-4 (a “Term B-3 Note”) and (v) in the case of the Term C Loans, be in the form of Exhibit B-5 (a “Term C Note”). Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
2.10    Payments Generally.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or (except as expressly provided in Section 3.01) deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, prepayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
(c)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided, that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or any other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.13    Right of First Offer.
(a)If the Borrower or any Subsidiary contemplates undertaking an issuance of any Indebtedness (other than (x) Indebtedness permitted under Section 8.03(a), (c), (d), (e), (f), (j), (k) or (m) or (y) Indebtedness in an aggregate principal amount below the Threshold Amount), then, not less than thirty (30) Business Days prior to the proposed date of such issuance, the Borrower shall provide written notice (a “Debt Issuance Notice”) thereof to the Lenders, and shall deliver promptly to the Lenders such information concerning such issuance as the Lenders may reasonably request.

(b)For a period of twenty (20) Business Days (the “Exclusivity Period”) after receipt by the Lenders of a Debt Issuance Notice, the Lenders shall have the exclusive option, but not the obligation, to propose the material terms and conditions (the “Proposed Terms”) under which they would be willing to provide such Indebtedness by delivering written notice (a “Proposed Term Sheet”) thereof to the Borrower, setting forth such Proposed Terms. Failure by the Lenders to deliver a Proposed Term Sheet within the applicable Exclusivity Period shall be deemed an election by the Lenders not to provide such Indebtedness. If the Lenders deliver a Proposed Term Sheet to the Borrower that purports to provide not less than the aggregate amount of financing contemplated by the issuance contemplated in the Debt Issuance Notice, then neither the Borrower nor any Subsidiary may then undertake any such issuance with any other Person unless such issuance with such other Person (x) includes financial covenants and events of default and other terms including amortization, mandatory prepayments and maturity dates that are more favorable (taken as a whole) to the Borrower and its Subsidiaries than the Indebtedness contemplated by the Proposed Term Sheet (such determination to be made by the Borrower in good faith) and (y) has an All-In-Yield that is less than the All-In-Yield of the Indebtedness contemplated by the Proposed Term Sheet; provided, that, prior to undertaking any such issuance with any other Person, the Borrower or such Subsidiary shall provide the Lenders with at least ten (10) Business Days’ notice thereof (and such information with respect thereto as the Lenders shall reasonably request) and afford the Lenders a period of five (5) Business Days thereafter to propose a Proposed Term Sheet containing economic terms at least as favorable to the Borrower or such Subsidiary as the economic terms of such Indebtedness.
2.14    Term C Facility.
At any time on or after the Funding Date but prior to June 30, 2020, upon prior written notice by the Borrower to the Administrative Agent, the Borrower may establish the Term C Facility in an aggregate amount not to exceed TEN MILLION DOLLARS ($10,000,000); provided, that,
(a)(i) the aggregate principal amount of each Borrowing under the Term C Facility shall be in a principal amount of $2,500,000 and (ii) there shall not be more than four (4) Borrowings under the Term C Facility;
(b)the Borrower shall have drawn the full amount of the Term B-1 Facility, the Term B-2 Facility and the Term B-3 Facility pursuant to Section 2.01(b);
(c)no existing Lender shall be under any obligation to make any Term C Loan and any such decision whether to make a Term C Loan shall be in such Lender’s sole and absolute discretion;
(d)(i) no Default or Event of Default shall exist and be continuing at the time of the establishment of the Term C Facility, (ii) the Term C Facility shall only be used to fund Approved Strategic Investments and to pay fees and expenses in connection therewith and (iii) the conditions precedent set forth in Section 5.04 shall have been satisfied prior to or contemporaneously with funding of any Term C Loans;
(e)the maturity date for the Term C Facility shall be the Maturity Date and the scheduled principal amortization payments under the Term C Facility shall be as set forth in Section 2.05(e);
(f)the Borrower shall have paid all fees required to be paid in connection therewith, whether pursuant to the Fee Letter or otherwise;

(g)the Term C Lenders, the Administrative Agent and the Loan Parties shall have entered into such technical amendments to this Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to effect the inclusion of the Term C Facility herein;
(h)the Borrower shall have obtained commitments for the aggregate amount of the Term C Facility from existing Lenders pursuant to joinder documentation reasonably satisfactory to the Administrative Agent; and
(i)the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the date of such institution and effectiveness (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Term C Facility and (ii) certifying that, before and after giving effect to the Term C Facility, (x) the representations and warranties contained in Article VI and the other Investments Documents are true and correct in all respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (b), respectively, of Section 7.01 and (y) no Default or Event of Default exists.

ARTICLE III.
TAXES
3.01    Taxes.
(a)Except as required by applicable Law, all payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes, VAT and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (x) taxes imposed on or measured by net income imposed by the jurisdiction (or any political subdivision thereof) under which a Recipient is organized or in which such Recipient has its principal office, applicable Lending Office or with which such Recipient otherwise has a present or former connection (other than solely as the result of entering into any of the Loan Documents or taking any action thereunder), (y) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 11.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Taxes”). If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Loan Party hereunder is required in respect of any Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction for Taxes been required.
(b)The Borrower or the Guarantors, as applicable, shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Taxes (including Taxes imposed on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(c)(i) Any Lender that is entitled to an exemption from or reduction of withholding tax, including under FATCA, with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(c)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code that purports to become an assignee of an interest pursuant to Section 11.06 after the Effective Date (each such Lender a “Foreign Lender”) shall, to the extent it is legally entitled to do so, execute and deliver to each of the Borrower and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY and other certification documents from each beneficial owner (as applicable). Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of United States Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States backup withholding.

(iii)The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Foreign Lender to comply with this Section 3.01(c), and such taxes shall be excluded from the definition of Taxes.
(d)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.
(e)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
3.02    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.02(d);
(ii)subject any Recipient to any taxes (other than (A) Taxes that are covered by Section 3.01(b) and (B) taxes that are excluded from the definition of Taxes in Section 3.01(a)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Reserves on Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(e)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02 or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.04    Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the Loans immediately. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.
3.05    Three-Month LIBOR Unavailability Period.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that a LIBOR Unavailability Period has commenced and is continuing, then, reasonably promptly after such determination, the Administrative Agent shall give the Borrower notice thereof and the Administrative Agent and the Borrower may amend this Agreement to replace Three-Month LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. It is understood and agreed that, for all purposes of this Agreement, once commenced, a “LIBOR Unavailability Period” shall be deemed to exist and be continuing unless and until such amendment has become effective in accordance with the terms hereof.
During the continuance of any LIBOR Unavailability Period, the obligation of the Lenders to make or maintain Loans with an Interest Rate calculated based on Three-Month LIBOR shall be suspended and the Borrower may revoke any pending request for a Borrowing of Loans with an Interest Rate calculated based on Three-Month LIBOR or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans with an Interest Rate calculated based on the Prime Rate.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
3.06    Survival
All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations and resignation of the Administrative Agent.

ARTICLE IV.
GUARANTY
4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or
(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives, to the extent permitted by applicable Law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06. For the avoidance of doubt and notwithstanding the fact that the obligations of each Brazilian Guarantor under this Article IV are governed by the law of the State of New York, each Brazilian Guarantor hereby irrevocably and unconditionally waives the benefits of Articles 827, 829, 830, 834, 835, 837, 838 and 839 of Law No. 10,406, of January 10, 2002 and Articles 130 and 794 of Law No. 10,105, of March 16, 2015.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08    Limitations Applicable to Belgian Loan Parties.
(a)The total liability of a Belgian Loan Party for the Obligations of any other Loan Party under the Loan Documents shall at all times be limited to an amount (without double counting) not exceeding the sum of:
(i)the aggregate of all principal amounts, either directly or through one or more other Loan Parties (through intra-group loans or otherwise and whether retained for its own purposes or on-lent) made available to such Belgian Loan Party (or its direct or indirect Subsidiaries) under any intra-group arrangement (including through the subscription of debt instruments) using proceeds made available pursuant to this Agreement; plus
(ii)ninety-five percent (95%) of such Belgian Loan Party’s own net assets (netto actief/actif net) (as determined in accordance with the second paragraph of article 320, 429 or 617 of the Belgian Companies Code (as applicable) and accounting principles generally accepted in Belgium and ignoring the Guaranty of such Belgian Loan Party) as shown by its most recent audited unconsolidated annual financial statements at the date on which the demand is made on it.
(b)No Belgian Loan Party shall be liable for the Obligations of any other Loan Party under the Loan Documents to the extent that such liability would result in such guarantee constituting unlawful financial assistance within the meaning of Article 329, 430 or 629 of the Belgian Companies Code (as applicable).

ARTICLE V.
CONDITIONS PRECEDENT TO BORROWINGS
5.01    Condition to Effectiveness.
This Agreement shall become effective upon receipt by the Administrative Agent of executed counterparts of this Agreement, properly executed by a Responsible Officer of each Loan Party and by each Lender, together with all exhibits and schedules hereto.
5.02    Conditions to Initial Extensions of Credit.
The obligation of each Lender to make its initial Loans hereunder is subject to satisfaction of the following conditions precedent:
(a)Investment Documents. Receipt by the Administrative Agent of executed counterparts of the Investment Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such documents, including, without limitation, the Share Purchase Agreement and the ROFR Side Letter, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
(b)Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Funding Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.
(d)No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2016 in the business, financial performance or condition, operations (including the financial results thereof), assets or properties of the Borrower and its Subsidiaries, taken as a whole.
(e)Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened (in writing) in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(f)Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by (A) the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, or (B) in the case of each Costa Rican Loan Party, a notarial certification, and in each case certified by a director, secretary or assistant secretary of such Loan Party to be true and correct as of the Funding Date;
(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party;
(iii)such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state or other jurisdiction of organization or formation (such certifications to include, without limitation, a good standing certificate of the Borrower issued by the Registrar of Corporate Affairs in the British Virgin Islands);
(iv)a registered agent’s certificate issued by the Borrower’s registered agent in the British Virgin Islands and dated within one month of the Effective Date;
(v)a copy of a resolution of the Board of Directors of each Belgian Loan Party setting out the reasons it is considered that the entry into this Agreement, and in particular the assumption of its guaranty obligations in accordance with Article IV, is of benefit to such Belgian Loan Party;
(vi)in relation to each Belgian Loan Party, a solvency certificate (attest niet-faillissement/certificat de non-faillite) and an uittreksel van de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises, each dated not more than three (3) Business Days prior to the Effective Date; and
(vii)a certificate of the Articles of Incorporation and organizational documents, and a recent certificación de personería jurídica, of each Costa Rican Loan Party.
(g)Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:
(i)searches of Uniform Commercial Code filings (or the equivalent) in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements (or the equivalent) on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
(ii)Uniform Commercial Code (or the equivalent) financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral and filings of the particulars of the relevant charges with the Registrar of Corporate Affairs in the British Virgin Islands in accordance with Section 163 of the BVI Business Companies Act, 2004;

(iii)(A) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to any Pledge Agreement or any Security Agreement other than the Costa Rican Security Trust Agreement, together with duly executed in blank and undated stock powers attached thereto and (B) all certificates evidencing the delivery of any share certificates of any Costa Rican Loan Party to the Trustee pursuant to the Costa Rican Security Trust Agreement, together with the entries in each such Costa Rican Loan Party’s Shareholders Registry Book and Shareholders Meeting Minutes Book regarding the transfer of said secured shares to the Trustee;
(iv)searches of ownership of, and Liens on, the Business IP Rights of the Loan Parties in the appropriate governmental offices;
(v)duly executed notices of grant of security interest in the form required by the applicable Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Business IP Rights of the Loan Parties;
(vi)such Qualifying Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.18;
(vii)to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and
(viii)in the case of any personal property Collateral located at a premises leased by a Loan Party, such Collateral Access Agreements as may be required by the Administrative Agent.
(h)Real Property Collateral. Receipt by the Administrative Agent of Mortgages and other Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) to the Disclosure Letter (other than any Excluded Property).
(i)Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.
(j)Funding Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Sections 5.02(d), (e) and (l) and Sections 5.03(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis and (iii) that neither the Borrower nor any Subsidiary as of the Funding Date has outstanding any Disqualified Capital Stock.

(k)Existing Indebtedness.
(i)    All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries (including all Indebtedness under the Existing Credit Agreement but, for the avoidance of doubt, excluding (A) Indebtedness permitted to exist pursuant to Section 8.03 and (B) the Crown Predator Convertible Indebtedness), shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Funding Date.
(ii)    All of the Crown Predator Convertible Indebtedness shall be either (A) repaid in full or (B) converted into Qualified Capital Stock of the Borrower, and in each case all security interests related thereto shall be terminated on or prior to the Funding Date.
(l)    Governmental and Third Party Approvals. The Loan Parties and their respective Subsidiaries shall have received all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Loan Parties or any of their respective Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.
(m)    Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower and its Subsidiaries on the Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Investment Documents shall be reasonably satisfactory to the Lenders.
(n)    Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Funding Date.
(o)    Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Funding Date.
(p)    Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent incurred to the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(q)    Condition to Effectiveness. The condition to effectiveness specified in Section 5.01 shall have been satisfied.
(r)    Equity Documents. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower attaching executed copies of each document necessary to effectuate the Share Purchase Agreement and authorize the Borrower’s entry into the ROFR Side Letter, including, without limitation, (i) the Restated Articles, (ii) the Rights Agreement, (iii) the

Voting Agreement and (iv) ROFR Agreement, in each case as such terms are defined in the Share Purchase Agreement and in form and substance satisfactory to the Lenders.
(s)    Termination of the Banco Davivienda Documents. The Banco Davivienda Documents shall be terminated, all existing Indebtedness under the Banco Davivienda Documents shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Funding Date.
(t)    Cancellation of Certain Warrants. The Borrower shall have cancelled the Relativity Warrant, JW Opportunities Warrant and JW Partners Warrant on or prior to the Funding Date, on terms and conditions satisfactory to the Administrative Agent.
(u)    Perceptive Warrant. The Borrower shall have committed to repurchase fifty percent (50%) of the Perceptive Warrant on or prior to the Funding Date on terms and conditions satisfactory to the Administrative Agent and the Lenders, and the Lenders shall have purchased the other fifty percent (50%) of the Perceptive Warrant from Perceptive Credit Holdings, LP on or prior to the Funding Date on terms and conditions satisfactory to the Administrative Agent and the Lenders.
(v)    Equity Purchases. The Lenders shall have purchased (i) 73,560 Class A ordinary shares of the Borrower from Antoun Nabhan, (ii) 13,580 Class A ordinary shares of the Borrower from Marco Chacon Quiros and (iii) 80,000 Class A ordinary shares of the Borrower from Medical Device Holdings, S.A., in each case, on or prior to the Funding Date and on terms and conditions satisfactory to the Administrative Agent and the Lenders.
(w)    Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.02, each Lender that has funded its Term A Loan on the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
5.03    Conditions to all Borrowings.
The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Investment Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.03, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (b), respectively, of Section 7.01.
(b)    No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)    With respect to any Loan Notice requesting a Borrowing of Term B-1 Loans, the requested Borrowing shall occur during the Term B-1 Availability Period.
(d)    With respect to any Loan Notice requesting a Borrowing of Term B-2 Loans, the requested Borrowing shall occur during the Term B-2 Availability Period.
(e)    With respect to any Loan Notice requesting a Borrowing of Term B-3 Loans, the requested Borrowing shall occur during the Term B-3 Availability Period.
(f)    With respect to any Loan Notice requesting a Borrowing of Term C Loans, the requested Borrowing shall occur during the Term C Availability Period.
(g)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) through (f) have been satisfied on and as of the date of the applicable Borrowing.
5.04    Additional Conditions to Term C Borrowing.
The obligation of each Lender to honor any Loan Notice requesting a Borrowing of Term C Loans is subject to the following additional conditions precedent:
(a)    Such Borrowing shall be in compliance with Section 2.14 in all respects;
(b)    The Administrative Agent shall have received an executed copy of the definitive transaction agreements for the Approved Strategic Investment, together with all exhibits and schedules thereto, certified by a Responsible Officer of the Borrower as true and complete, in each case in form and substance satisfactory to the Administrative Agent; and
(c)    The Administrative Agent shall have received satisfactory evidence that the Approved Strategic Investment shall have been, or will be substantially concurrently with such Borrowing, consummated in compliance with applicable Law and regulatory approvals and in accordance in all material respects with the definitive transaction agreements for the Approved Strategic Investment.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) through (f) and 5.04(a) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
On the Funding Date, and on each date thereafter on which the representations and warranties set forth herein are required to be made under any Investment Document (or deemed to be made under any Investment Document), the Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
6.01    Existence, Qualification and Power.
Each Loan Party and each Subsidiary (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
6.03    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Collateral Documents.
6.04    Binding Effect.
Each Investment Document has been duly executed and delivered by each Loan Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
6.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.
(b)    The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
(c)    From the date of the Audited Financial Statements to and including the Funding Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Funding Date.
(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(e)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Investment Document, or any of the transactions contemplated hereby or (b) could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.07    No Default.
(a)    Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contract that could reasonably be expected to have a Material Adverse Effect.
(b)    No Default or Event of Default has occurred and is continuing.
6.08    Ownership of Property; Liens.
(a)    Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.
(b)    No Loan Party nor any of their respective Subsidiaries (including, for the avoidance of doubt, any Subsidiary in which a Loan Party holds a minority interest) has any direct or indirect interest in any real property located in the British Virgin Islands.
6.09    Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    Each of the Business Facilities and all operations at the Business Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Business Facilities or the Businesses, and there are no conditions relating to the Business Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
(b)    None of the Business Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Business Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)    Neither any Loan Party nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Business Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)    Hazardous Materials have not been transported or disposed of from the Business Facilities, or generated, treated, stored or disposed of at, on or under any of the Business Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened in writing, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Business Facilities or the Businesses.
(f)    There has been no release or threat of release of Hazardous Materials at or from the Business Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Business Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10    Insurance.
(a)    The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their respective Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10 to the Disclosure Letter.
(b)    The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.
6.11    Taxes.
The Loan Parties and their respective Subsidiaries have filed all federal, provincial, territorial and state income and other material tax returns and reports required to be filed, and have paid all federal, provincial, territorial and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.
6.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Any Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and any trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter will be timely submitted to the Internal Revenue Service for processing. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, any such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any

Plan that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules applicable with respect to any Plan that has resulted or would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met any applicable requirements under the Pension Funding Rules in respect of any Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Borrower or any ERISA Affiliate, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC with respect to any Pension Plan other than for the payment of any premiums, and there are no premium payments which have become due that are unpaid, (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Each Loan Party is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code or (iv) a “governmental plan” within the meaning of ERISA.
(e)    Each Loan Party and each of its Subsidiaries is in compliance in all material respects with all applicable Laws and requirements with respect to any Employee Benefit Non-U.S. Plan, and have performed in all material respects all their obligations under any such Employee Benefit Non-U.S. Plan.  No Employee Benefit Non-U.S. Plan Event has occurred or is reasonably expected to occur that would reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries.  Any Employee Benefit Non-U.S. Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected, either individually or in the aggregate, to result in a material liability to any Loan Party or any of its Subsidiaries. Any contributions required to be made with respect to a, Employee Benefit Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Employee Benefit Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under any Employee Benefit Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Employee Benefit Non-U.S. Plan allocable to such benefit liabilities.

6.13    Subsidiaries and Capitalization.
(a)    Set forth on Schedule 6.13(a) to the Disclosure Letter is a complete and accurate list as of the Effective Date of each Subsidiary (including a designation of each Subsidiary that is an Excluded Subsidiary as of the Effective Date), together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.
(b)    Set forth on Schedule 6.13(b) to the Disclosure Letter is a true and complete table showing the authorized and issued capitalization of the Borrower as of the Effective Date on a fully diluted basis. All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable and such Equity Interests were issued in compliance with all applicable Laws. All issued and outstanding Equity Interests of each Subsidiary are free and clear of all Liens. As of the Effective Date, except as described on Schedule 6.13(b) to the Disclosure Letter, there are no outstanding commitments or other obligations of any Loan Party or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of any Loan Party or any of their respective Subsidiaries. Except as set forth on Schedule 6.13(b) to the Disclosure Letter, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of any Loan Party. There are no agreements (voting or otherwise) among any Loan Party’s equity holders with respect to any other aspect of such Loan Party’s affairs, except as set forth on Schedule 6.13(b) to the Disclosure Letter.
6.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
(b)    None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure.
Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, when taken as a whole, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions it believed to be reasonable at the time (it being understood that such projected financial information is not to be viewed as facts, and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material).
6.16    Compliance with Laws.
(a)    Each Loan Party and each Subsidiary is in compliance with all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(b)    (i) Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Loan Party or any Subsidiary (each, a “Referral Source”) who has a direct ownership, investment, or financial interest in any Loan Party or any Subsidiary paid fair market value for such ownership, investment or financial interest; (ii) any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and (iii) no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. Neither any Loan Party nor any Subsidiary, directly or indirectly, has guaranteed a loan, made a payment toward a loan or otherwise subsidized a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in such Loan Party or any such Subsidiary.
(c)    Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect:
(i)    any financial relationships between or among any Loan Party or any Subsidiary, on the one hand, and any Referral Source, on the other hand (A) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state antikickback and self-referral laws; (B) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length and (C) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Loan Party or any Subsidiary; and
(ii)    each Loan Party and each Subsidiary have implemented policies and procedures to monitor, collect and report any payments or transfers of value to certain healthcare providers and teaching hospitals in accordance with the Affordable Care Act of 2010 and its implementing regulations and any applicable state disclosure and transparency laws.
(d)    Except as set forth on Schedule 6.16(d) to the Disclosure Letter, the consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in this Agreement will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any (i) Device Clearance Applications, (ii) Product Authorizations or (iii) Regulatory Approvals.
6.17    Intellectual Property; Licenses, Etc.
(a)    Schedule 6.17(a) to the Disclosure Letter contains, with respect to each Loan Party and each of its Subsidiaries:
(i)    a complete and accurate list of all applied for, issued, or registered Patents (A) owned by, (B) constituting Material IP Rights and nonexclusively licensed to or (C) exclusively licensed to a Loan Party or one of its Subsidiaries, including the jurisdiction and patent number or patent application number;
(ii)    a complete and accurate list of all material unregistered, applied for or registered Trademarks (A) owned by, (B) constituting Material IP Rights and nonexclusively licensed to or (C) exclusively licensed to a Loan Party or one of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date; and
(iii)    a complete and accurate list of all material applied for or registered Copyrights (A) owned by, (B) constituting Material IP Rights and nonexclusively licensed to or (C) exclusively licensed to a Loan Party or one of its Subsidiaries.
(b)    Except for non-exclusive licenses granted in the ordinary course of business, each Loan Party and each of their Subsidiaries is the absolute beneficial owner of all right, title and interest in and to the Business IP Rights that it owns (including, without limitation, the Business IP Rights indicated on Schedule 6.17(b) to the Disclosure Letter as being owned by such Loan Party or Subsidiary), with good and marketable title (and no breaks in chain of title), free and clear of any Liens or claims of any kind whatsoever other than Permitted Liens and each Loan Party and Subsidiary has the right to use all its Material IP Rights. Without limiting the foregoing, and except as set forth in Schedule 6.17(b) to the Disclosure Letter:
(i)    other than as permitted by Section 8.05, no Loan Party, nor any of its Subsidiaries, has transferred ownership of or exclusively licensed any of its Material IP Rights, in whole or in part, to any Person who is not a Loan Party;
(ii)    other than (A) customary restrictions in in-bound licenses or out-bound non-exclusive licenses of IP Rights and non-disclosure agreements, (B) as would have been or is permitted by Sections 8.01 and 8.05 or (C) non-exclusive licenses granted in the ordinary course of business, there are no covenants not to sue, permits, grants, licenses or other agreements or arrangements relating to such Loan Party’s or any of their respective Subsidiary’s Material IP Rights, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict such Loan Party or any of its Subsidiaries with respect to any Material IP Rights;
(iii)    (A) there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims against any Loan Party or any of its Subsidiaries asserted by any other Person relating to any Business IP Rights, including any claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Business IP Rights that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (B) except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims against any Loan Party or any of their respective Subsidiaries and no Loan Party or any of their respective Subsidiaries have received any written notice from any Person that any Loan Party’s or any Subsidiary’s business and/or the use of any Business IP Rights or any Product, Product Commercialization and Development Activities or Product Assets infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with any IP Rights of any other Person or otherwise offering a license with respect to any Product;
(iv)    the Loan Parties have no knowledge that any Business IP Right is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Loan Parties and, without limiting the foregoing, no Loan Party nor any Subsidiary has put any other Person on notice of actual or potential infringement, violation or misappropriation of any Business IP Rights and no Loan Party nor any Subsidiary has initiated the enforcement of any claim with respect to any Business IP Rights;
(v)    all relevant current and former employees and contractors of each Loan Party and each Subsidiary who were or are involved in the creation or development of Business IP Rights have executed written confidentiality and invention assignment contracts with such Loan Party or such Subsidiary substantially in the form provided to the Administrative Agent’s counsel;
(vi)    the operation of each Loan Party’s and each Subsidiary’s business and/or the use by each Loan Party and each of their Subsidiaries of any of their respective Business IP Rights, Products, Product Commercialization and Development Activities or Product Assets does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any IP Rights of any other Person that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(c)    The Business IP Rights are subsisting, valid, unexpired, enforceable and have not been abandoned. With respect to the owned Business IP Rights consisting of Patents, except as set forth in Schedule 6.17(b) to the Disclosure Letter and without limiting the representations and warranties in clause (b):
(i)    none of the Patents or the Inventions claimed in any such Patent have been dedicated to the public except as a result of intentional decisions made by the applicable Loan Party or Subsidiary and no Loan Party, Subsidiary nor any of their respective predecessors-in-interest has filed any disclaimer (other than a terminal disclaimer) or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;
(ii)    no Loan Party, Subsidiary, nor, to the knowledge of the Loan Parties, any prior owner of any Patent or any of their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent, except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect;

(iii)    all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid, except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect;
(iv)    no Patents are or have been the subject of any re-examination, opposition, any other pre- or post-grant proceedings or of any administrative, arbitration, judicial or other proceeding, nor is any Loan Party aware of any basis for any such interference, re-examination, opposition, inter partes review, post grant review or any other pre- or post-grant proceedings, judicial proceeding or other proceeding;
(v)    no Loan Party or Subsidiary has received any written notice asserting that any Patents are invalid, unpatentable or unenforceable; and
(vi)    if any Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral.
(d)    Schedule 6.17(d) to the Disclosure Letter sets forth an accurate list of all Material IP Rights, together with an indication as to whether the applicable Loan Party or applicable Subsidiary owns or has an exclusive or nonexclusive license to such Material IP Rights.
(e)    None of the IP Rights are subject to any license grant by any Loan Party or any Subsidiary or similar arrangement, except for (i) license grants solely between the Loan Parties, (ii) those license grants disclosed on Schedule 6.17(e) to the Disclosure Letter and (iii) non-exclusive licenses permitted by Section 8.05 granted in the ordinary course of business.
6.18    Solvency.
The Borrower and its Subsidiaries are Solvent, on a consolidated basis.
6.19    Perfection of Security Interests in the Collateral.
The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.
6.20    Business Locations.
Set forth on Schedule 6.20(a) to the Disclosure Letter is a list of all real property that is owned or leased by the Loan Parties as of the Effective Date (with (x) a designation of each real property that is Excluded Property and (y) a designation as to whether such real property is owned or leased). Set forth on Schedule 6.20(b) to the Disclosure Letter is the tax payer identification number (or foreign equivalent) and organizational identification number (or foreign equivalent) of each Loan Party as of the Effective Date. The exact legal name and state of organization (or foreign equivalent) of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Set forth on Schedule 6.20(c) to the Disclosure Letter are the locations of all inventory, equipment and other tangible personal property of each BVI Loan Party, as of the Effective Date. Set forth on Schedule 6.20(d) to the Disclosure Letter are the locations of all inventory, equipment and other tangible personal property of (x) each Belgian Loan Party and (y) each Loan Party located in the Kingdom of Belgium, in each case, as of the Effective Date. Set forth on Schedule 6.20(e) to the Disclosure Letter are the locations of all inventory, equipment and other tangible personal property of (x) each Costa Rican Loan Party and (y) each Loan Party located in the Republic of Costa Rica, in each case, as of the Effective Date. Set forth on Schedule 6.20(f) to the Disclosure Letter are the locations of all inventory, equipment and other tangible personal property of (x) each Brazilian Loan Party and (y) each Loan Party located in the Federative Republic of Brazil, in each case, as of the Effective Date. Except as set forth on Schedule 6.20(g) to the Disclosure Letter, no Loan Party has during the five years preceding the Effective Date (x) changed its legal name, (y) changed its state of organization (or foreign equivalent) or (z) been party to a continuation, merger, amalgamation, consolidation or other change in structure.
6.21    Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act; Anti-Money Laundering Laws.
(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.
(b)    Anti-Corruption Laws. The Loan Parties and their respective Subsidiaries have conducted their business in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to any Loan Party or any Subsidiary, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(c)    PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Act.
(d)    Anti-Money Laundering Laws. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. economic sanctions violations, (ii) to each Loan Party’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Law. Each Loan Party has established procedures and controls which it reasonably believes are adequate (and otherwise comply in all material respects with applicable Law) to ensure that each Loan Party and each Subsidiary thereof is and will continue to be in compliance in all material respects with all applicable current and future Anti-Money Laundering Laws.
6.22    Material Contracts.
Except for Organization Documents of the Loan Parties and their respective Subsidiaries, there are no Material Contracts other than as set forth on Schedule 6.22 to the Disclosure Letter as of the Effective Date. Schedule 6.22 to the Disclosure Letter sets forth, with respect to each real estate lease agreement to which any Loan Party or any Subsidiary is a party as of the Effective Date that constitutes a Material Contract, the address of the subject property and the annual rental rate as of the Effective Date. The consummation of the transactions contemplated by the Investment Documents and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Investment Documents will not constitute a breach or violation of, or otherwise affect the enforceability of, or give rise to a right of termination in favor of any party to any Material Contract. Except as otherwise disclosed on Schedule 6.22 to the Disclosure Letter (or pursuant to Section 7.02(a)), all Material Contracts are in full force and effect without material modification from the form in which the same were disclosed to the Administrative Agent. Except as set forth on Schedule 6.22 to the Disclosure Letter, there are no Material Contracts which are non-assignable by their terms, or as a matter of law, or which prevent the granting of a security interest therein.
6.23    Regulatory Approvals.
(a)    With respect to the Products, the Loan Parties hold either directly or through licensees and agents, all Regulatory Approvals necessary or required for such Loan Party and each of its Subsidiaries to conduct all current Product Commercialization and Development Activities with respect to the Products.
(b)    Set forth on Schedule 6.23(b) to the Disclosure Letter is a complete and accurate list of all Regulatory Approvals referred to in clause (a), setting forth (in reasonable detail and on a Product-by-Product basis) the Loan Party that holds such Regulatory Approval and identifying the product related to such Regulatory Approval. All such Regulatory Approvals are (i) legally and beneficially owned exclusively by such Loan Party identified on such Schedule, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority in compliance in all material respects with all registration, filing and maintenance requirements (including any fee requirements) thereof and (iii) valid, enforceable, in good standing and in full force and effect, with the applicable Regulatory Authority.
(c)    All regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Commercialization and Development Activities have been made (including all required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, Device reports or other reports of adverse experiences) and all other required filings with respect to the Products or any related Product Commercialization and Development Activities), and all such filings are complete and correct in all material respects and are in compliance in all material respects with all applicable Laws.
(d)    Each Loan Party and each Subsidiary and to the knowledge of the Loan Parties, each of their licensees and agents is in compliance in all material respects with all applicable Laws (including all Regulatory Approvals and Product Authorizations) with respect to each Product as to which such Person conducts, directly or indirectly, any Product Commercialization and Development Activities.

(e)    Except as set forth on Schedule 6.23(e) to the Disclosure Letter, and without limiting the generality of any other representation or warranty made by any Loan Party hereunder or under any other Loan Document: (i) all Products comply in all material respects with (A) all applicable Laws of the FDA and each other applicable Regulatory Authority, whether U.S. or non-U.S. and (B) all Product Authorizations and other Regulatory Authorizations; (ii) no Loan Party nor any of their respective Subsidiaries nor, to the knowledge of any Loan Party, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product from any Regulatory Authority within the last three (3) years that asserts lack of compliance with any applicable Law or Regulatory Approvals or other orders, injunctions or decrees; (iii) no Loan Party nor any of their respective Subsidiaries nor, to the knowledge of any Loan Party, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Loan Party, any of their respective Subsidiaries or, to the knowledge of any Loan Party, any of their respective suppliers, licensors or licensees with respect to any Product and, to the knowledge of any Loan Party, there is no reasonable basis for any adverse regulatory action against such Loan Party or any of their respective Subsidiaries or, to the knowledge of any Loan Party, any of their respective suppliers, agents, licensors or licensees with respect to any Product and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions or removals conducted, undertaken or issued by any Loan Party or any Subsidiary, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension or removal has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the knowledge of any Loan Party, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension or removal with respect to any Product and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product, there are no consent decrees (including plea agreements) that relate to any Product and, to the knowledge of each Loan Party, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or for the issuance of any consent decree. To the knowledge of each Loan Party, no Loan Party nor any of their respective Subsidiaries nor any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.
(f)    Neither any Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of the Loan Parties, any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(g)    The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by any Loan Party or any of their respective Subsidiaries, or in respect of which any

Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with standard medical and scientific research procedures and all applicable Product Authorizations. No Loan Party nor any of their respective Subsidiaries has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.
6.24    Labor Matters.
There are no existing or threatened (in writing) strikes, lockouts or other labor disputes involving any Loan Party or any Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties and their respective Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except for any such violations as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
6.25    EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
6.26    Representations as to Foreign Loan Parties.
Each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders that:
(a)    Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Investment Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents” (it being understood and agreed that the guarantees and security interests provided and granted by any Belgian Loan Party are limited to those provided and granted in this Agreement, the Belgian Share Pledge Agreement and the Belgian Receivables Pledge Agreement)), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.
(b)    The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    With respect to any Foreign Loan Party that becomes a party to this Agreement after the Effective Date as contemplated by Section 7.12, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent.
(d)    The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
6.27    Royalty and Other Payments.
Except as set forth on Schedule 6.27 to the Disclosure Letter, as of the Effective Date, no Loan Party nor any of their respective Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.
6.28    Non-Competes.
Neither the Borrower nor any other Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of any Loan Party, any of their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product.
6.29    Internal Controls.
The Borrower acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of the Borrower and each of its Subsidiaries provided to the Administrative Agent or the Lenders pursuant to Sections 7.01 and 7.02, in each case, in accordance with GAAP. The Borrower has designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

ARTICLE VII.
AFFIRMATIVE COVENANTS
On the Funding Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:
7.01    Financial Statements.
Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)    (i) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC (or foreign equivalent)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC (or foreign equivalent)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(b)    as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC (or foreign equivalent)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02    Certificates; Other Information.
Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a director, the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, including (A) information regarding the amount and timing of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such Compliance Certificate, (B) a certification as to whether the Loan Parties and their respective Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the conditions or covenants that have not been performed or observed and the nature and status of each such Default), (C) a certification of compliance with the financial covenants set forth in Sections 8.16 and 8.17, including financial covenant analyses and calculation for the period covered by the Compliance Certificate, (D) a listing of (I) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (II) all issuances of registrations or letters on existing applications by any Loan Party or any of their Subsidiaries for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (III) all licenses of any IP Rights (other than non-exclusive licenses permitted by Section 8.05 granted in the ordinary course of business) entered into by any Loan Party or any of their Subsidiaries since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date) and (IV) such supplements to Schedules 6.17(a), 6.17(b), 6.17(d), 6.17(e) and 6.22, in each case, to the Disclosure Letter as are necessary to cause such schedules to be true and complete as of the date of such certificate, (E) the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, (F) information regarding the deposit accounts and other bank accounts and securities accounts of the Loan Parties and their Subsidiaries as of the end of the period covered by such Compliance Certificate and (G) information regarding all Investments made by the Loan Parties and their Subsidiaries pursuant to Sections 8.02(c)(ii) as of the end of the period covered by such Compliance Certificate, (ii) a copy of management’s discussion and analysis with respect to such financial statements, (iii) a list of all litigations, arbitrations or governmental investigations or proceedings which were instituted during the period covered by such financial statements or which, to the knowledge of any Loan Party, are threatened (in writing) against any Loan Party or any Subsidiary which, in any case, could reasonably be expected to result in losses and/or expenses (other than, for the avoidance of doubt, legal and court fees, costs and expenses) in excess of the Threshold Amount, together with a description setting forth the details thereof and stating what action the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto and (iv) information regarding, in each case, to the extent occurring during the period covered by such financial statements, (A) the termination of any Material Contract, (B) the receipt by any Loan Party or any of its Subsidiaries of any notice under any Material Contract (and a copy thereof) as to the occurrence of any material breach or default under or pursuant to such Material Contract that could result in termination thereof or a material liability in respect thereof, (C) the entering into of any new Material Contract by a Loan Party or any of its Subsidiaries (and a copy thereof) or (D) any material amendment to a Material Contract (and a copy thereof);

(b)as soon as available, and in any event within forty-five (45) days after the end of each fiscal year of the Borrower, (i) the annual budget (or equivalent) and forecast (or equivalent) of the Borrower and its Subsidiaries, on a consolidated basis, approved by the Board of Directors of the Borrower for the then current fiscal year and forecast period as then prepared by the Borrower, in each case together with such supporting materials as are required by the Administrative Agent and in form reasonably satisfactory to the Administrative Agent, comprising the balance sheets, statements of income or operations and statements of cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current fiscal year and on an annual basis for the forecast period and (ii) a certificate of the chief financial officer of the Borrower certifying that (A) such budget and forecast were prepared by the Borrower in good faith, (B) the Borrower had at the time of preparation of the budget and forecast, and at all times thereafter (including on and as of the date of delivery to the Administrative Agent of such budget and forecast) has continued to have, a reasonable basis for all of the assumptions contained in such budget and forecast and (C) such budget and forecast were prepared in accordance with, and based upon, such assumptions;
(c)promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, (ii) copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (iii) copies of each Form S-1 Registration Statement filed with the SEC (together with all exhibits and amendments thereto) and all related material correspondence with the SEC;
(d)    as soon as available, copies of any detailed audit reports or management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower or any Subsidiary by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(e)    as soon as available, and in any event within seven (7) Business Days of delivery to the Board of Directors of the Borrower (or any committee of such Board of Directors), copies of all statements, reports and notices (including board kits) made available to the Borrower’s Board of Directors or the holders of the Borrower’s Equity Interests; provided, that, any such material may be redacted by the Borrower to exclude information relating to the Administrative Agent or the Lenders (including the Borrower’s strategy regarding the Loans) or material that is subject to attorney-client privilege or contractual confidentiality obligations with third parties;
(f)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(h)    as soon as practicable, and in any event not later than the last Business Day of each month, copies of the most recent monthly statements for each deposit account and other bank account or securities account of each Loan Party;
(i)    promptly after the same are released, copies of all press releases; and
(j)    promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Investment Documents, as the Administrative Agent or any Lender may from time to time request.
Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (1) it will in good faith identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Materials”) and (2) it will clearly and conspicuously mark all Public Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (or any foreign equivalent) (provided, however, that, to the extent such Public Materials constitute Information, they shall be treated as set forth in Section 11.07)).
7.03    Notices.
(a)    Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.
(b)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.
(d)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
(e)    Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Lender of the occurrence of any default or event of default under any Permitted Senior Revolving Credit Document.
(f)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Loan Parties which has been instituted or, to the knowledge of any Loan Party, is threatened (in writing) against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.
(g)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material licensing agreement or similar arrangement entered into by any Loan Party or any of its Subsidiaries following such Loan Party or such Subsidiary receiving a written claim from the party to such license agreement alleging infringement of the IP Rights of another Person.
Each notice pursuant to clauses (a) through (g) of this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Investment Document that have been breached.
7.04    Payment of Obligations.
Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all income and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens) and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.
(b)    Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.06    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or any Subsidiary insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.
(c)    Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider or broker of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent fourteen (14) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.
7.08    Compliance with Laws.
Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.09    Books and Records.
(a)    Maintain proper books of record and account in a manner to allow financial statements to be prepared in accordance with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of such Loan Party or Subsidiary, as the case may be.
(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.
7.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Administrative Agent and each Lender, all at the expense of the Loan Parties: (i) to meet on a regular or other basis with any and all officers and employees of the Loan Parties and their respective Subsidiaries from time to time and upon reasonable advance notice to the applicable Loan Party or the applicable Subsidiary and during normal business hours for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Loan Parties or their respective Subsidiaries or obtaining information regarding the Loan Parties’ or any of their respective Subsidiaries’ operations, activities and prospects and expressing its views thereon and (ii) to access the premises and inspect the books, records and properties of the Loan Parties and their respective Subsidiaries upon reasonable advance notice to the Loan Parties and during normal business hours; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only one such visit and inspection per year shall be at the Loan Parties’ expense (and only the Administrative Agent may exercise rights under this Section 7.10(a)); provided, further, that, when an Event of Default exists the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
(b)    Consider, in good faith, the recommendations of the Administrative Agent and the Lenders or their respective designated representatives in connection with the matters on which they are consulted as described in clause (a) above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Loan Parties.
7.11    Use of Proceeds.
(a)    Use the proceeds of the Term A Loans (i) to repay existing indebtedness on the Funding Date, (ii) for investment in clinical development programs and the expansion of commercial activities and (iii) for other general corporate purposes; provided, that, in no event shall the proceeds of the Term A Loans be used in contravention of any Law or of any Investment Document.
(b)    Use the proceeds of the Term B-1 Loans, Term B-2 Loans and Term B-3 Loans (i) for investment in clinical development programs and the expansion of commercial activities and (ii) for other general corporate purposes; provided, that, in no event shall the proceeds of the Term B-1 Loans, Term B-2 Loans or Term B-3 Loans be used in contravention of any Law or of any Investment Document.
(c)    Use the proceeds of the Term C Loans to consummate Approved Strategic Investments and to pay fees and expenses in connection therewith; provided, that, in no event shall the proceeds of the Term C Loans be used in contravention of any Law or of any Investment Document.
7.12    Additional Subsidiaries.
(a)Within thirty (30) days after the acquisition or formation of any Subsidiary (or such later date as the Administrative Agent may agree in its sole discretion), notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization (or foreign equivalent), (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification as to whether such Subsidiary is an Excluded Subsidiary; and
(b)Within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) after (i) the acquisition or formation of any Subsidiary (other than any Excluded Subsidiary) or (ii) the date on which any Subsidiary that was formerly an Excluded Subsidiary ceases to be an Excluded Subsidiary, in each case, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.02(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)on the Funding Date, cause each Subsidiary (other than any Excluded Subsidiary) that was formed or acquired after the Effective Date but prior to the Funding Date to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.02(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
7.13    ERISA Compliance.
Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make any required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.
7.14    Pledged Assets.
(a)    Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent. It is understood and agreed that the Loan Parties shall have thirty (30) days after the acquisition of any Foreign Subsidiary after the Funding Date to comply with this Section 7.14(a) with respect to such Loan Party’s pledge of its Equity Interests in such Foreign Subsidiary.
(b)    Other Property. (i) Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority perfected Liens, which Liens are superior in right to any other Person (subject to Permitted Liens) (and, in the case of owned real property, title insured Liens), in each case, in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (and subject to the terms and conditions of the Collateral Documents) or, with respect to any such property acquired subsequent to the Funding Date, such other additional security documents as the Administrative Agent shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent; and (ii) use commercially reasonable efforts to obtain and deliver to the Administrative Agent Collateral Access Agreements with respect to leased real property to the extent required by this Agreement and the Collateral Documents.
(c)    Material Contracts. Ensure, and cause each of their respective Subsidiaries to ensure, that at all times the exercise of the rights of the Administrative Agent or any Lender under any Loan Document (including the realization, sale or assignment by the Administrative Agent or a Lender of any Equity Interests in any Subsidiary directly owned by such Loan Party) would not conflict with (i) any Material Contract to which any Loan Party or any of its respective Subsidiaries is a party or which is binding upon such Loan Party or such Subsidiary or any of such Loan Party’s or such Subsidiary’s assets or (ii) any Loan Party’s Organization Documents.
7.15    Compliance with Material Contracts.
Comply in all respects with each Material Contract of such Person except where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
7.16    Maintenance of Regulatory Approvals, Contracts, IP Rights, Etc.
Each Loan Party will, and will cause each of its Subsidiaries (to the extent applicable) to, (a) maintain in full force and effect all Regulatory Approvals (including the Product Authorizations), contracts, or other rights necessary for the operations of such Loan Party’s or such Subsidiary’s business, as the case may be, including in respect of all related Product Commercialization and Development Activities, (b) promptly after any Loan Party has knowledge thereof, notify the Administrative Agent of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions or removals conducted, to be undertaken or issued by such Loan Party, any of their respective Subsidiaries or any of their respective agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product, or the occurrence of any act, event or omission that is reasonably likely to result in the undertaking or issuing of any such action or item, (c) maintain in full force and effect, and pay all costs and expenses relating to (i) all Material Contracts, (ii) all IP Rights owned or controlled by such Loan Party or any such Subsidiary that is related to any Product or Product Commercialization and Development Activities or otherwise useful in or material, either individually or in the aggregate, to the business of any Loan Party or Subsidiary and (iii) all Product Assets owned or controlled by such Loan Party or any Subsidiary that are used in or necessary for related Product Commercialization and Development Activities, (d) promptly after learning thereof, notify the Administrative Agent of any infringement or other violation by any Person of such Loan Party’s or any of its Subsidiaries’ IP Rights, and diligently pursue any such infringement or other violation, except in any specific circumstance where both (i) the Loan Parties are able to demonstrate that it is not commercially reasonable to do so and (ii) where not doing so does not materially adversely affect any Product or the Product Commercialization and Development Activities related to such Product, (e) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new IP Rights developed or controlled by such Loan Party or any of its Subsidiaries, as the case may be, that is related to any Product or Product Commercialization and Development Activities or otherwise useful in or material, either individually or in the aggregate, to the business of any Loan Party or Subsidiary and (f) promptly after learning thereof, notify the Administrative Agent of any claim by any Person that such Loan Party or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any IP Rights of such Person.
7.17    Anti-Corruption Laws.
Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
7.18    Cash Management.
(a)Maintain all deposit accounts (including, without limitation, the Specified Deposit Account), disbursement accounts, securities accounts, investment accounts (and other similar accounts) and lockboxes located in the United States or the British Virgin Islands, in each case, with a bank or financial institution that is acceptable to the Administrative Agent and ensure that each such account or lockbox is subject to a Qualifying Control Agreement (each such deposit account, disbursement account, securities account, investment account (or similar account) and lockbox (a “Controlled Account”)), with all cash, checks and other similar items of payment in such account or lockbox securing payment of the Obligations and such Loan Party shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts;
(b)Deposit promptly (and in any event no later than five (5) Business Days) all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests of each BVI Loan Party and each U.S. Loan Party (including pursuant to clause (c) below) into Controlled Accounts;
(c)To the extent that any Loan Party or any Subsidiary, in each case, that is not a BVI Loan Party or a U.S. Loan Party, individually or in the aggregate when taken together with all other such Loan Parties and Subsidiaries, holds cash on hand (other than cash maintained in a Controlled Account) in excess of $2,000,000, such excess amount shall, within five (5) Business Days be transferred, assigned or otherwise (i) delivered to a BVI Loan Party or a U.S. Loan Party for deposit into a Controlled Account or (ii) in the case of Establishment Labs Sociedad Anonima, deposited into the Specified Deposit Account, in each case in compliance with clauses (a) and (b) above; and
(d)At any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, cause all payments constituting proceeds of accounts of each BVI Loan Party, each U.S. Loan Party and each Costa Rican Loan Party to be directed into lockbox accounts that are subject to Qualifying Control Agreements.

7.19    Post-Closing Obligations.
(a)    Within five (5) Business Days of the Funding Date (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), arrange for the filing of the particulars of a cessation of (i) that certain charge in respect of the property of the Borrower registered on September 29, 2016 with identification number MTE6TZ and Perceptive Credit Holdings, LP as the trustee and (ii) that certain charge in respect of the property of the Borrower registered on September 14, 2015 with identification number VPHPR3 and CPH TU, LP as the chargee, in each case with the registrar of corporate affairs in the British Virgin Islands in accordance with section 165 of the BVI Business Companies Act, 2004.
(b)    Within the time periods set forth therefor on Schedule 7.19 (or such longer periods of time as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent such other documents, instruments, certificates or agreements as are listed on Schedule 7.19 or take such other actions as are described on Schedule 7.19, in each case in form and substance reasonably satisfactory to the Administrative Agent.
7.20    Equity Issuances.
(a)Required Issuances. During the period (i) from July 1, 2018 through and including June 30, 2019, receive at least $30,000,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower and (ii) from July 1, 2019 through and including June 30, 2020, receive at least $25,000,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower; provided, that, (x) until clause (a)(i) has been satisfied by the Loan Parties, the Loan Parties shall receive (A) at least $15,000,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower during the period from July 1, 2018 through and including December 31, 2018 and (B) at least $15,000,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower during the period from January 1, 2019 through and including June 30, 2019 and (y) until clause (a)(ii) has been satisfied, the Loan Parties shall receive (A) at least $12,500,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower during the period from July 1, 2019 through and including December 31, 2019 and (B) at least $12,500,000 in cash and Cash Equivalents from the issuance of Qualified Equity Interests (other than in connection with any Specified Cure Contribution) of the Borrower during the period from January 1, 2020 through and including June 30, 2020; provided, however, that, if the Borrower completes a Qualifying IPO on or before December 31, 2018 that results in the Borrower receiving at least $57,500,0000 in cash and Cash Equivalents, all requirements of this clause (a) shall be deemed satisfied on and as of such date of receipt.
(b)Investor Requirement. Ensure that at least seventy-five percent (75%) of the Qualified Equity Interests issued pursuant to clause (a) are purchased by institutional investors reasonably acceptable to the Administrative Agent and on terms and conditions reasonably satisfactory to the Administrative Agent (not to be unreasonably delayed or withheld); provided, that, if the Borrower completes a Qualifying IPO on or before December 31, 2018 that results in the Borrower receiving at least $57,500,0000 in cash and Cash Equivalents, all requirements of this clause (b) shall be deemed satisfied on and as of such date of receipt.

(c)Compliance with Securities Laws. Comply in all material respects with the Securities Act and the Exchange Act.

ARTICLE VIII.
NEGATIVE COVENANTS
On the Funding Date and thereafter, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Effective Date and listed on Schedule 8.01 to the Disclosure Letter;
(c)    Liens (other than any Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)    Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, purchasing, constructing or improving such property (negotiated on an arm’s length basis) and (iii) such Liens attach to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof (or, in the case of any such property owned by such Loan Party or such Subsidiary as of the Effective Date, within one hundred eighty (180) days of the Effective Date);
(j)    licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary;
(k)    bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;
(l)    Liens of a Permitted Senior Revolving Credit Lender on Permitted Senior Revolving Credit Priority Collateral securing only the Permitted Senior Revolving Credit Indebtedness owing to such Permitted Senior Revolving Credit Lender, subject to compliance with the terms and provisions of Section 8.03(g) and the definition of “Permitted Senior Revolving Credit Indebtedness”;
(m)    solely until the Funding Date, Liens securing Indebtedness under the Existing Credit Agreement;
(n)    Liens on fee owned real property of the Loan Parties securing Indebtedness permitted by Section 8.03(h);
(o)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary after the Effective Date or existing on any property or asset prior to the merger, consolidation or becoming a Subsidiary of any Person that is merged or consolidated with or into the Borrower or any of its Subsidiaries after the Effective Date or that becomes a Subsidiary after the Effective Date; provided, that, (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(p)    Liens in favor of a seller solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or other Investment permitted hereunder;
(q)    (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) Liens securing cash management obligations and any obligations under cash management agreements (in each case, that do not constitute Indebtedness) in the ordinary course of business;
(r)    licenses and sublicenses of intellectual property permitted by Section 8.19(b); and

(s)    additional Liens incurred by the Borrower and its Subsidiaries so long as the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby do not exceed $500,000 at any time.
Notwithstanding anything to the contrary in this Section 8.01, no Lien permitted under clauses (b) through (q) or clause (s) shall apply to any Material IP Rights.
8.02    Investments.
Make any Investments, except:
(a)    Investments held by any Loan Party or any Subsidiary in the form of cash or Cash Equivalents;
(b)    Investments existing as of the Effective Date and set forth in Schedule 8.02 to the Disclosure Letter;
(c)    (i) Investments by Loan Parties in any Person that is a Qualified Loan Party prior to giving effect to such Investment, (ii) Investments by (A) Loan Parties (that are not Brazilian Loan Parties) in Brazilian Loan Parties, in an aggregate amount not to exceed $25,000,000 (provided, that, such amount shall increase by $0.25 for each $1.00 of cash and Cash Equivalents received by the Borrower from the issuance of its Qualified Equity Interests (other than in connection with any Specified Cure Contribution) on or after July 1, 2018 (so long as such cash and Cash Equivalents are not otherwise applied to any other permitted use under this Agreement); provided, however, that, in no event shall such amount exceed $40,000,000) at any one time outstanding and (B) Brazilian Loan Parties in Brazilian Loan Parties, (iii) Investments by Subsidiaries that are not Loan Parties in (A) Loan Parties and (B) any other Subsidiary that is not a Loan Party, (iv) Investments by Qualified Loan Parties in (A) Loan Parties that are not Qualified Loan Parties (other than Brazilian Loan Parties), in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided, that, the aggregate amount of any Investment made pursuant to clause (ii)(A) that indirectly flows through a Loan Party that is not a Qualified Loan Party (other than a Brazilian Loan Party) shall not be deemed to apply to this clause (iv)(A), and (B) Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed, together with all Investments made pursuant to clause (c)(v)(B), $2,000,000 at any one time outstanding and (v) Investments by Loan Parties that are not Qualified Loan Parties in (A) other Loan Parties that are not Qualified Loan Parties (other than Brazilian Loan Parties) and (B) Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed, together with all Investments made pursuant to clause (c)(iv)(B), $2,000,000 at any one time outstanding;
(d)    extensions of credit to non-Affiliates in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;
(e)    Permitted Acquisitions and Approved Strategic Investments;
(f)    Swap Contracts permitted under Section 8.03(d);
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)    Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;
(i)    employee loans, travel advances and guarantees in accordance with the Loan Parties’ usual and customary practices with respect thereto (if permitted by applicable Law), which in the aggregate shall not exceed $250,000 outstanding at any time;
(j)    Investments received in connection with any insolvency proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;
(k)    Guarantees permitted by Section 8.03 (other than by reference to this Section 8.02 (or any subclause hereof)); and
(l)    other Investments not permitted by any of the foregoing clauses of this Section 8.02, in an aggregate amount not to exceed $500,000 at any one time outstanding.
8.03    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness (other than by reference to this Section 8.03 (or any sub-clause hereof)) existing on the Effective Date and described on Schedule 8.03 to the Disclosure Letter and Permitted Refinancings thereof;
(c)    (i) intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof)) and (ii) Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any subclause hereof));
(d)    obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) incurred by any Loan Party or any of their respective Subsidiaries to finance the acquisition, purchase, construction or improvement of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) such Indebtedness when incurred shall not exceed the cost of acquiring, purchasing, constructing or improving such asset(s), (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon, plus any fees and expenses incurred in connection with such refinancing and any reasonable premium paid in connection with such refinancing, (iii) the aggregate outstanding principal amount of all Indebtedness outstanding in reliance on this clause (e) shall not exceed $4,000,000 at any one time outstanding and (iv) the aggregate outstanding principal amount of all Indebtedness outstanding in reliance on this clause (e), Section 8.03(g) and Section 8.03(h), when taken together, shall not exceed $12,000,000 at any one time outstanding;
(f)    unsecured Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, (x) any such Indebtedness is extinguished within thirty (30) days and (y) the aggregate outstanding principal amount of such Indebtedness shall not exceed $500,000 at any one time outstanding;
(g)    Permitted Senior Revolving Credit Indebtedness in an aggregate principal amount not to exceed at any one time outstanding $4,000,000 pursuant to one or more revolving credit facilities; provided, that, (x) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after the effectiveness of any Permitted Senior Revolving Credit Documents, (y) prior to the incurrence of any such Indebtedness, (i) the Administrative Agent, the Loan Parties and the applicable Permitted Senior Revolving Credit Lender shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent pursuant to which (A) such Permitted Senior Revolving Credit Lender may be granted a first priority security interest only in the accounts receivable and/or inventory of Establishment Labs Sociedad Anonima and proceeds thereof (collectively, the “Permitted Senior Revolving Credit Priority Collateral”), (B) the Administrative Agent, on behalf of the Secured Parties, shall be granted a second priority security interest in the Permitted Senior Revolving Credit Priority Collateral, (C) the Administrative Agent, on behalf of the Secured Parties, shall maintain its first priority security interest in all other assets of the Loan Parties (other than Excluded Property) and (D) such Permitted Senior Revolving Credit Lender shall not be granted a security interest in any property of the Loan Parties other than the Permitted Senior Revolving Credit Priority Collateral and (ii) the Administrative Agent and the Loan Parties shall have entered into amendments, in each case in form and substance reasonably satisfactory to the Administrative Agent, to this Agreement and such other Loan Documents as required to, among other things, include in the Loan Documents such additional representations, warranties, covenants and defaults as are included in the applicable Permitted Senior Revolving Credit Documents (but not included in the Loan Documents at such time) and (z) the aggregate outstanding principal amount of all Indebtedness incurred in reliance on this clause (g), Section 8.03(e) and Section 8.03(h), when taken together, shall not exceed $12,000,000 at any one time outstanding;
(h)    Indebtedness hereafter incurred by any Loan Party or any of their respective Subsidiaries to finance the purchase, construction or improvement of real property, and renewals and extensions thereof; provided, that, (i) such Indebtedness shall be secured only by real property (and, for the avoidance of doubt, by no other assets of any Loan Party or any Subsidiary), (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, plus any fees and expenses incurred in connection with such refinancing and any reasonable premium paid in connection with such refinancing, (iii) the aggregate outstanding principal amount of all Indebtedness incurred in reliance on this clause (h) shall not exceed $10,000,000 at any one time outstanding and (iv) the aggregate outstanding principal amount of all Indebtedness incurred in reliance on this clause (h), Section 8.03(e) and Section 8.03(g), when taken together, shall not exceed $12,000,000 at any one time outstanding;
(i)    solely until the Funding Date, Indebtedness under the Existing Credit Agreement;

(j)    accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Loan Parties and their respective Subsidiaries’ business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(k)    Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;
(l)    other unsecured Indebtedness not permitted by any of the other clauses of this Section 8.03, in an aggregate principal amount not to exceed $500,000 at any one time outstanding;
(m)    Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided, that, (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of all such Indebtedness outstanding in reliance on this clause (m) shall not exceed $500,000 at any one time outstanding;
(n)    unsecured Earn Out Obligations in connection with Permitted Acquisitions; and
(o)    unsecured Indebtedness of the Borrower owing to (i) solely until August 1, 2019, JW Partners, LP pursuant to that certain Warrant Payment Agreement dated as of August 24, 2017 between the Borrower and JW Partners, LP in an aggregate amount not to exceed $1,589,488.64 at any one time outstanding, (ii) solely until August 1, 2019, JW Opportunities Master Fund, Ltd. pursuant to that certain Warrant Payment Agreement dated as of August 24, 2017 between the Borrower and JW Opportunities Master Fund, Ltd. in an aggregate amount not to exceed $529,829.55 at any one time outstanding, (iii) solely until August 1, 2019, Relativity Healthcare Fund, LLC pursuant to that certain Warrant Cancellation Agreement dated as of August 24, 2017 between the Borrower and Relativity Healthcare Fund, LLC in an aggregate amount not to exceed $141,287.55 at any one time outstanding and (iv) solely until September 24, 2017, Perceptive Credit Holdings, LP pursuant to that certain Warrant Repurchase Agreement dated as of August 24, 2017 between the Borrower and Perceptive Credit Holdings, LP in an aggregate amount not to exceed $2,400,000 at any one time outstanding.
8.04    Fundamental Changes.
Merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided, that, the Borrower shall be the continuing or surviving corporation, (b) any Qualified Loan Party (other than the Borrower) may merge, amalgamate or consolidate with any other Qualified Loan Party (other than the Borrower), (c) any Loan Party that is not a Qualified Loan Party may merge, amalgamate or consolidate with any Loan Party (other than the Borrower), provided, that, if a Qualified Loan Party is a party to such transaction, such Qualified Loan Party shall be the continuing or surviving Person, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided, that, such Loan Party shall be the continuing or surviving Person, (e) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (f) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up and (g) the Borrower and its Subsidiaries may consummate Permitted Acquisitions and Approved Strategic Investments, provided, that, (x) to the extent applicable, such transaction complies with clauses (a) through (f) of the first proviso in this Section 8.04 and (y) to the extent such transaction involves a merger, amalgamation or consolidation with a Person other than the Borrower or any Subsidiary, either (A) the Borrower or such Subsidiary shall be the continuing or surviving Person or (B) the continuing or surviving Person shall comply with the requirements of Section 7.12 and Section 7.14.
8.05    Dispositions.
Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary and (d) the aggregate net book value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate net book value of all assets sold or otherwise disposed of by the Loan Parties and their respective Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $1,000,000.
8.06    Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    each Subsidiary may make Restricted Payments to any Loan Party;
(b)    each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;
(c)    prior to the commencement of a Qualifying IPO, following the end of any fiscal quarter of the Borrower, to the extent that (i) the Borrower has estimated taxable income for such quarter and (ii) the Borrower’s Board of Directors has determined (in good faith) that holders of the Borrower’s Qualified Capital Stock will be required to pay income tax on such estimated taxable income, distributions to such holders of the Borrower’s Qualified Capital Stock in an amount up to the product of (A) the Borrower’s estimated taxable income allocable to such holders for such fiscal quarter (net of all taxable losses allocated to such holders not previously taken into account pursuant to this sentence and assuming the deductibility of state and local income taxes for federal income tax purposes) multiplied by (B) a percentage equal to the lesser of (x) 25% and (y) a percentage to be reasonably determined by the Board of Directors of the Borrower (acting in good faith); provided, that, prior to making any such Restricted Payment pursuant to this clause (c), (x) the Board of Directors of the Borrower shall have determined (pursuant to a written resolution) that the timing and amount of such Restricted Payment are reasonably necessary to permit the holders of the Borrower’s Qualified Capital Stock to pay tax on such estimated taxable income and (y) the Borrower shall have delivered to the Administrative Agent a pro forma compliance certificate (certified by a Responsible Officer of the Borrower) demonstrating pro forma compliance with the financial covenants set forth in Sections 8.16 and 8.17 both before and after giving effect to such Restricted Payment;
(d)    (i) the Borrower may purchase, redeem, retire or otherwise acquire its Qualified Capital Stock solely to the extent such purchase, redemption, retirement or acquisition is made with proceeds received from a substantially concurrent issuance of new Qualified Capital Stock of the Borrower, (ii) to the extent constituting Restricted Payments, the Borrower may repay Indebtedness permitted by Section 8.03(o) to the extent not prohibited by Section 8.11 and (iii) the Borrower may purchase, redeem, retire or otherwise acquire shares of its Qualified Capital Stock from Global Silicone SRL for aggregate consideration not to exceed $2,845,990; provided, that, with respect to this clause (iii), such purchase occurs within thirty (30) days of the Funding Date;
(e)    the Borrower may (i) purchase or pay cash in lieu of fractional shares of its Qualified Capital Stock arising out of dividends, splits, or business combinations or in connection with the issuance of its Qualified Capital Stock pursuant to mergers, consolidations or other acquisitions, in each case, permitted by this Agreement, (ii) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Qualified Capital Stock of the Borrower and (iii) make payments in connection with the retention of Qualified Capital Stock in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases; and
(f)    the Borrower may make other Restricted Payments not to exceed (i) $600,000 in the fiscal year of the Borrower ending December 31, 2017 and (ii) $500,000 in any fiscal year of the Borrower ending thereafter.
8.07    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business substantially related or incidental thereto.
8.08    Transactions with Affiliates and Insiders.
Enter into or permit to exist any transaction or series of transactions with any officer, director, employee or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees in the ordinary course of business, (e) issuances of Qualified Capital Stock of the Borrower to Affiliates in exchange for cash; provided, that, (i) no Default or Event of Default shall have occurred and be continuing (or could reasonably be expected to occur as a result of such issuance) and (ii) the terms of each such issuance are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate of the Borrower and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09    Burdensome Agreements.
Enter into, or permit to exist, any Contract that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Loan Party, (b) pay any Indebtedness or other obligations owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(b), Section 8.03(e), Section 8.03(h); provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (iv) any Permitted Senior Revolving Credit Documents, (v) requires the grant of any security for any obligation if such property is given as security for the Obligations, (vi) prohibitions, restrictions and conditions existing on the Effective Date identified on Schedule 8.09 to the Disclosure Letter, (vii) customary provisions contained in leases, subleases, licenses and sublicenses and other contracts restricting the assignment, subletting or encumbrance thereof, customary net worth provisions or similar financial maintenance provisions contained therein and other customary provisions contained in leases, subleases, licenses and sublicenses and other contracts entered into in the ordinary course of business, (viii) prohibitions, restrictions and conditions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary and (ix) customary restrictions under any arrangement with any Governmental Authority imposed on any Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.
8.10    Use of Proceeds.
Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11    Payment of Other Indebtedness.
Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than (i) any of the foregoing payments or transactions relating to (x) Indebtedness arising under the Loan Documents, (y) any Permitted Senior Revolving Credit Indebtedness and (z) the repayment of all Indebtedness owing under the Existing Credit Agreement on the Funding Date, (ii) such payments or transactions that do not exceed an aggregate amount of $1,000,000 per fiscal year, (iii) Permitted Refinancings expressly permitted hereby and (iv) prepayments by the Borrower of Indebtedness permitted by Section 8.03(o); provided, that, with respect to this clause (iv), (x) the funds utilized by the Borrower for any such payments shall consist solely of (A) proceeds received from a substantially concurrent issuance of new Qualified Capital Stock of the Borrower and (B) not more than $1,750,000 of internally generated cash and Cash Equivalents of the Loan Parties and their Subsidiaries and (y) no proceeds of any Loans or any other Indebtedness shall be used for any such payments).
8.12    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.
(a)    Amend, modify or change its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders, in their capacity as the Administrative Agent or as Lenders, as applicable, under the Loan Documents.

(b)    Change its fiscal year or any fiscal quarter.
(c)    Without providing ten (10) days prior written notice to the Administrative Agent, change its name, jurisdiction of organization or form of organization (or foreign equivalent).
(d)    Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any Permitted Senior Revolving Credit Document in a manner adverse to the Administrative Agent or any Secured Party or in violation of the terms and provisions of any intercreditor agreement entered into by the Administrative Agent with respect thereto (for the avoidance of doubt, any amendment, modification or change that is permitted pursuant to any applicable intercreditor agreement shall not be adverse to the Administrative Agent or any Secured Party).
(e)    Make any change in accounting policies or reporting practices, except as required by GAAP.
8.13    Ownership of Subsidiaries.
Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.
8.14    Sale Leasebacks.
Enter into any Sale and Leaseback Transaction (other than any Permitted Sale and Leaseback Transaction).
8.15    Sanctions; Anti-Corruption Laws.
(a)    Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.
(b)    Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
8.16    Minimum Product Revenues.
(a)    Minimum Product Revenues. Permit Product Revenues for any four consecutive fiscal quarter period to be less than (i) $20,000,000, for the four consecutive fiscal quarter period ending September 30, 2017, (ii) $30,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2017 through and including September 30, 2018, (iii) $45,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2018 through and including September 30, 2019, (iv) $60,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2019 through and including September 30, 2020, (v) $90,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2020 through and including September 30, 2021, (vi) $120,000,000, for any four consecutive fiscal quarter period ending during the period from December 31, 2021 through and including September 30, 2022 and (v) $150,000,000, for any four consecutive fiscal quarter period ending thereafter.
(b)    Cure Right.
(i)    Notwithstanding anything to the contrary contained in Section 8.16(a), in the event that any Loan Party would otherwise be in default of the financial covenant set forth in Section 8.16(a) for any period, on or before the tenth (10th) Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 7.01(a) or (b), as applicable (such period, the “Cure Period”), the Borrower shall have the right to issue its Qualified Capital Stock for cash in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with Section 8.16(a) (such contribution, a “Specified Cure Contribution”), and upon the receipt by the Borrower of such Specified Cure Contribution within the Cure Period, the financial covenant set forth in Section 8.16(a) shall be recalculated giving effect to the following pro forma adjustments (collectively, the “Cure Right”):
(A)    Product Revenues shall be increased for the final fiscal quarter of such period (the “Applicable Quarter”) and any period of four consecutive fiscal quarters that includes the Applicable Quarter, solely for the purpose of measuring the financial covenant set forth in Section 8.16(a), and not for any other purpose under this Agreement, by an amount equal to the Specified Cure Contribution; and
(B)    If, after giving effect to the foregoing recalculation, the Loan Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 8.16(a), the Loan Parties shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 8.16(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 8.16(a) that had occurred shall be deemed cured for the purposes of this Agreement.
(ii)    Notwithstanding anything herein to the contrary, (A) the Loan Parties shall provide notice to the Administrative Agent of their intention to exercise the Cure Right no later than the date of delivery of the financial statements evidencing such noncompliance pursuant to Section 7.01(a) or (b), as applicable, (B) in each four fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (C) the Cure Right may not be exercised with respect to consecutive fiscal quarters, (D) the Specified Cure Contribution shall be no greater than the amount required for purposes of complying with the financial covenant in Section 8.16(a), (E) the Specified Cure Contribution received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under any covenant in this Agreement, (F) the Cure Right may be exercised no more than three (3) times during the term of this Agreement and (G) the provisions of this Section 8.16(b) shall in no way limit the Borrower’s ability to issue its Qualified Capital Stock at any time and for the avoidance of doubt, any limitation with respect to amount of the Specified Cure Contribution is only a limitation with respect to the amount of Product Revenue that may count as a Specified Cure Contribution pursuant to the terms of this Section 8.16(b).
(iii)    To the extent that the financial statements delivered pursuant to Section 7.01(a)(i) demonstrate that the Loan Parties would be in default of the financial covenant set forth in Section 8.16(a) for the period covered by such financial statements, notwithstanding the Borrower having exercised a Cure Right with respect to such period on or before the tenth (10th) Business Day subsequent to the due date for delivery of the financial statements required to be delivered for such period by Section 7.01(a)(ii), the Loan Parties shall be deemed to have not satisfied the requirements of Section 8.16(a) as of the relevant date of determination and the applicable breach or default thereof which had occurred shall not be deemed cured as of such date for all purposes of this Agreement unless and until (but on or before the tenth (10th) Business Day subsequent to the due date for delivery of the financial statements required to be delivered for such period by Section 7.01(a)(i)) the Borrower shall have issued Qualified Capital Stock for cash in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with the financial covenant contained in Section 8.16(a) (it being understood and agreed that any such issuance by the Borrower pursuant to this clause (iii) for any period in connection with the financial statements required to be delivered by Section 7.01(a)(i) shall be deemed to be the same “Cure Right” as the “Cure Right” exercised by the Borrower for such period in connection with the financial statements required to be delivered by Section 7.01(a)(ii)). For the avoidance of doubt, it is understood and agreed that all terms and conditions of clauses (i) – (ii) of this Section 8.16(b) shall apply to any such Cure Right exercised in connection with the financial statements required to be delivered by Sections 7.01(a)(i) and 7.01(a)(ii).
8.17    Liquidity.
Permit Liquidity of the Loan Parties held in accounts for which the Administrative Agent has received a Qualifying Control Agreement to be less than $4,000,000.
8.18    Modifications and Terminations of Material Contracts.
Except to the extent such action or omission could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect, take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Contract or Material IP Rights, other than any bona fide dispute that is being contested in good faith.
8.19    Inbound and Outbound Licenses.
(a)    Except as set forth on Schedule 8.19(a) to the Disclosure Letter, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into or become or remain bound by (x) any Material Contract or (y) any material inbound license agreement, unless no Default or Event of Default has occurred and is continuing (or would reasonably be expected to occur as a result thereof) and the Loan Parties have (i) provided prior written notice to the Administrative Agent of the material terms of such agreement with a description of its anticipated and projected impact on the relevant Loan Party’s business or financial condition and (ii) taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected Lien on such agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such agreement; provided, that, inbound license agreements in the nature of over the counter software that are commercially available to the public shall not be prohibited by this clause (a).
(b)    Except as set forth on Schedule 8.19(b) to the Disclosure Letter, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license of IP Rights unless such outbound license (i) is duly authorized by the Loan Parties (pursuant to their customary approval process) and entered into on an arm’s-length basis, (ii) is entered into for the purpose of Product Commercialization and Development Activities with respect to a Product, (iii) does not otherwise constitute a Disposition prohibited pursuant to this Agreement, (iv) to the extent such IP Rights constitute Collateral, (x) could not reasonably be expected to result in a Material Adverse Effect and (y) does not impair the Administrative Agent from fully exercising its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license, (v) is not an exclusive license (whether as to use, geography or otherwise) and (vi) is not perpetual or irrevocable.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
9.01    Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or prepayment premium due hereunder or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Investment Document; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 or Article VIII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Investment Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after the expiration of any applicable grace or cure period applicable thereto), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or (ii) any BVI Loan Party ceases to be “solvent” as such term is defined in the Insolvency Act, 2003 of the British Virgin Islands; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to any Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability, if any, under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Employee Benefit Non-U.S. Plans.  (i) There shall occur one or more Employee Benefit Non-U.S. Plan Events which individually or in the aggregate results in or would reasonably be expected to result in liability of the Borrower and its Subsidiaries in excess of the Threshold

Amount during the term hereof; or (ii) there exists any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest under any applicable Laws, statutes, rules, regulations and orders to which any Employee Benefit Non-U.S. Plan is subject, on assets of the Borrower or any of its Subsidiaries; or
(k)    Invalidity of Investment Documents. Any Investment Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Investment Document; or any Loan Party denies that it has any or further liability or obligation under any Investment Document, or purports to revoke, terminate or rescind any Investment Document; or
(l)    Change of Control. There occurs any Change of Control; or
(m)    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
(n)    Permitted Senior Revolving Credit Indebtedness. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Senior Revolving Credit Document; or
(o)    Key Person Event. There occurs a Key Person Event; or
(p)    Regulatory Matters, Etc. There occurs any of the following: (i) the FDA or any other Regulatory Authority initiates an enforcement action against, or issues a warning letter with respect to, any Loan Party or any of their respective Subsidiaries, any Product or any manufacturing facilities for any Product that causes any Loan Party or any of their respective Subsidiaries to discontinue or withdraw, or would reasonably be expected to cause any Loan Party to discontinue or withdraw, marketing or sales of any Product that has generated or is expected to generate at least $250,000 in revenue for the Loan Parties and their respective Subsidiaries on a consolidated basis over any period of twelve (12) consecutive months, or causes a delay in the manufacture or sale of any such Product, which discontinuance or delay would reasonably be expected to last for more than thirty (30) days, (ii) a recall of any Product that has generated or is expected to generate at least $250,000 in revenue for the Loan Parties and their respective Subsidiaries on a consolidated basis over any period of twelve (12) consecutive months or (iii) any Loan Party enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $250,000; or
(q)    Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

9.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(d) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium required by Section 2.03(d) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The prepayment premium required by Section 2.03(d) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that (i) the prepayment premium required by Section 2.03(d) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(d) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(d) and any discount on the Loans and (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the prepayment premium required by Section 2.03(d) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans hereunder.

9.03    Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X.
ADMINISTRATIVE AGENT
10.01    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Madryn Health Partners, LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative

Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
10.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06    Resignation of Administrative Agent.
The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor

Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
10.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the

Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.09    Collateral and Guaranty Matters.
The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition or (iii) as approved in accordance with Section 11.01;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and
(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI.
MISCELLANEOUS
11.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:
(a)    no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
(iii)    reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(iv)    change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
(v)    except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;
(vi)    release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders. Notwithstanding anything to the contrary set forth herein, in order to implement the Term C Facility, this Agreement may be amended for such purpose by the Loan Parties, the Administrative Agent and the Term C Lenders.
It is understood and agreed that, following the Funding Date, subject to the written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed) effectuated in accordance with this Section 11.01, the Loan Parties shall be permitted to convey the Business IP Rights to a Qualified Loan Party in order to facilitate the Borrower’s intellectual property strategy.
Notwithstanding any provision herein to the contrary, the Administrative Agent and the Borrower may make amendments contemplated by Section 3.05.
11.02    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of one primary counsel and, as reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and one specialty counsel in each relevant specialty for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Investment Documents and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders and, as reasonably necessary, one local counsel for the Administrative Agent and the Lenders in any relevant jurisdiction and one specialty counsel in each relevant specialty for the Administrative Agent and the Lenders (and of such other counsel as necessary in the event of a conflict), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section 11.04 or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to an allegation that the use, advertisement, display, importation, manufacture, marketing, offering for sale, performance, preparation of derivative works based upon, promotion, reproduction, sale, use and/or other distribution of a Product by any Loan Party, any Subsidiary or any of their respective licensees, or the conduct of the Businesses, constitutes the infringement, violation or misappropriation of the rights of any Person or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arise solely from a dispute between or among Indemnitees and (1) do not involve any action or inaction by any Loan Party or any of their respective Affiliates or (2) do not relate to any action of such Indemnitee in its capacity as the Administrative Agent as determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 11.04(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(b).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other

Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to such Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.04 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative

Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 11.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.13 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Investment Document or any action or proceeding relating to this Agreement or any other Investment Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee and its limited partners (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided, that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.08    Set-off.
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Investment Document, the interest (actual or deemed) paid or agreed to be paid under the Investment Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest (including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest) in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Investment Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Investment Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12    Severability.
If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders.
If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:
(a)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the prepayment premium required by Section 2.03(d) from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;
(b)    in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(c)    such assignment does not conflict with applicable Laws; and
(d)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT

FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.17    USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and its and their respective directors and officers, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws, rules and regulations, including the Act.

11.18    No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for any Loan Party or any Loan Party’s Affiliates or any other Person and (ii) neither the Administrative Agent, any Lender nor any of their respective Affiliates has any obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Loan Parties hereby waive and release any claims that they may have against the Administrative Agent, any Lender or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Investment Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Investment Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Investment Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20    Funding Date.
The parties hereto agree that if the Funding Date does not occur on or before August 24, 2017, this Agreement and all other Loan Documents shall be automatically terminated.

SCHEDULE 2
EXHIBIT E TO AMENDED CREDIT AGREEMENT
See Attached.

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:[_________, 20___]

To:	Madryn Health Partners, LP, as Administrative Agent

Re:
Credit Agreement dated as of August 24, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”), among Establishment Labs Holdings Inc., a BVI business company, limited by shares and incorporated under the laws of the British Virgin Islands (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Madryn Health Partners, LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Date: [_________, 20___]
Ladies and Gentlemen:
The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [Chief Executive Officer, Chief Financial Officer, Treasurer or Controller] of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for financial statements delivered pursuant to Section 7.01(a) of the Credit Agreement:]
[1.    [Attached hereto as Schedule 1 are the year-end audited financial statements of the Borrower and its Subsidiaries, together with the report and opinion of an independent certified public accountant in satisfaction of their requirements under Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the Financial Statement Date.]
[Use following paragraph 1 for financial statements delivered pursuant to Section 7.01(b) of the Credit Agreement:]
[1.    [Attached hereto as Schedule 1 are the unaudited financial statements of the Borrower and its Subsidiaries in satisfaction of their requirements under Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the Financial Statement Date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year end audit adjustments and the absence of footnotes.]
2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.
3.    A review of the activities of the Loan Parties and their respective Subsidiaries during the accounting period covered by such financial statements has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties and their respective Subsidiaries performed and observed all of their respective obligations under the Loan Documents, and

[select one:]
[to the knowledge of the undersigned during such fiscal period, the Loan Parties and their respective Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]
[or:]
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and calculation of (i) Product Revenues for the four consecutive fiscal quarter period most recently ended on or prior to the date of this Compliance Certificate and (ii) Liquidity, in each case, set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
5.    Attached hereto as Schedule 3 is a supplement setting forth information regarding the amount and timing of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by the attached financial statements.
6.    Attached hereto as Schedule 4 is a list of (i) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since [the Effective Date] [the date of the prior Compliance Certificate], (ii) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since [the Effective Date] [the date of the prior Compliance Certificate], (iii) licenses of any IP Rights (other than non-exclusive licenses permitted by Section 8.05 of the Credit Agreement granted in the ordinary course of business) entered into by any Loan Party since [the Effective Date] [the date of the prior Compliance Certificate] and (iv) such supplements to Schedules 6.17(a), 6.17(b), 6.17(d) and 6.17(e) of the Disclosure Letter as are necessary to cause such schedules to be true and complete in all material respects as of the date of this Compliance Certificate.
7.    Attached hereto as Schedule 5 is the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by the attached financial statements.
8.    Attached hereto as Schedule 6 is a copy of management’s discussion and analysis with respect to such financial statements.
9.    Attached hereto as Schedule 7 is a list of all litigations, arbitrations or governmental investigations or proceedings which were instituted during the period covered by such financial statements or which, to the knowledge of any Loan Party, are threatened (in writing) against any Loan Party or any Subsidiary which, in any case, could reasonably be expected to result in losses and/or expenses (other than, for the avoidance of doubt, legal and court fees, costs and expenses) in excess of the Threshold Amount, together with a description setting forth the details thereof and stating what action the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto.
10.    Attached hereto as Schedule 8 is information regarding, in each case, to the extent occurring during the period covered by such financial statements, (i) the termination of any Material Contract, (ii) the receipt by any Loan Party or any of its Subsidiaries of any notice under any Material Contract (and a copy thereof) as to the occurrence of any material breach or default under or pursuant to such Material Contract that could result in termination thereof or a material liability in respect thereof, (iii) the entering into of any new Material

Contract by a Loan Party or any of its Subsidiaries (and a copy thereof) or (iv) any material amendment to a Material Contract (and a copy thereof).
11.    Attached hereto as Schedule 9 is a listing of all deposit accounts and other bank accounts and securities accounts of the Loan Parties and their Subsidiaries (including, for the avoidance of doubt, the Controlled Accounts) as of the Financial Statement Date (which listing shall include the location of each such account and the balance of each such account as of the Financial Statement Date).
12.    Attached hereto as Schedule 10 is a listing of all Investments made by any Loan Party or any Subsidiary thereof pursuant to Section 8.02(c)(ii) of the Credit Agreement as of the Financial Statement Date.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _________, 20___.

ESTABLISHMENT LABS HOLDINGS INC., a BVI business company, limited by shares and incorporated under the laws of the British Virgin Islands

By:
Name:
Title:

Schedule 1
[Audited][Unaudited] Financial Statements of the Borrower and its Subsidiaries

Schedule 2
1.    Product Revenues.

A.   For the four fiscal quarter period most recently ended as of the date of this Compliance Certificate, all amounts paid to and received by the Borrower and its Subsidiaries in the ordinary course of business that, in accordance with GAAP, would be classified as net revenue, excluding upfront payments, milestones, royalties and other similar one-time payments received by the Borrower and its Subsidiaries that are not related to the sale of products or services[1]:
$
B. Minimum amount required by Section 8.16 of the Credit Agreement for such period:	$
Compliance:		[Yes] [No]
2.    Liquidity.

A.   Aggregate Unrestricted Cash maintained by the Loan Parties (without duplication) for each day during the four fiscal quarter period most recently ended as of the date of this Compliance Certificate and for which the Administrative Agent has received a Qualifying Control Agreement:
	$
B. Minimum amount required by Section 8.17 of the Credit Agreement:		$4,000,000
Compliance:		[Yes] [No]

___________________________________________
1 “Product Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenue is not at the time permitted by operation of the terms of itsOrganization Documents or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary.

Schedule 3
Dispositions, Involuntary Dispositions, Debt Issuances Extraordinary Receipts and Acquisitions

Schedule 4
IP Schedule Updates

Schedule 5
Insurance Binders

Schedule 6
Management's Discussion and Analysis

Schedule 7
Litigations, Arbitrations, or Governmental Investigations or Proceedings

Schedule 8
Material Contracts

Schedule 9
Listing of Deposit Accounts, Other Bank Accounts and Securities Accounts

Schedule 10
Listing of Investments in Brazilian Loan Parties